UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant: ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-12
CONN’S, INC.
(Name of Registrant as Specified in Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

CONN’S, INC.

NOTICE OF 2024 ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 30, 2024

Location Information

2445 Technology Forest Blvd.

Building 4, Suite 800

The Woodlands, Texas 77381

To the Stockholders of Conn’s, Inc.:

NOTICE IS HEREBY GIVEN that the 2024 annual meeting of stockholders of Conn’s, Inc. will be held on Thursday, May 30, 2024, at 2445 Technology Forest Blvd., Building 4, Suite 800, The Woodlands, Texas 77381, commencing at 12:00 P.M., Central Daylight Time, for the following purposes:

1.	to elect the nine directors nominated by our Board of Directors and named in this proxy statement;

2.	to ratify the Audit Committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2025;

3.	to hold a non-binding advisory vote to approve the compensation of our named executive officers; and

4.	to transact such other business as may properly come before the meeting.

Only stockholders of record at the close of business on April 1, 2024 are entitled to notice of, and to vote at, the 2024 annual meeting of stockholders, or any postponement or adjournment thereof. A list of such stockholders, arranged in alphabetical order and showing the address of and the number of shares registered in the name of each such stockholder, will be available for examination by any stockholder for any purpose relating to the meeting during ordinary business hours for a period of at least ten days prior to the meeting at our principal executive offices located at 2445 Technology Forest Blvd., Building 4, Suite 800, The Woodlands, Texas 77381. If you plan on attending in person, you will need to provide proof of stock ownership, such as an account or brokerage statement reflecting stock ownership as of the record date, and a form of valid government-issued picture identification, such as a driver’s license or passport.

We are pleased to take advantage of the U.S. Securities and Exchange Commission (“SEC”) rule that allows companies to furnish proxy materials to their stockholders over the Internet. As a result, on or about April 18, 2024, we are mailing to our stockholders, other than those who previously requested electronic or paper delivery of proxy materials, a Notice of Internet Availability of Proxy Materials (the “Notice”) for the fiscal year ended January 31, 2024. The Notice contains instructions on how to access those documents over the Internet. The Notice also contains instructions on how to request a paper copy of our proxy materials, including this proxy statement, our Annual Report on Form 10-K for the fiscal year ended January 31, 2024, and a form of proxy card or voting instruction card. It is very important that your shares are represented and voted at the meeting. As explained in further detail in the Notice, your shares may be voted via a toll-free telephone number, on the Internet, or by signing, dating and returning the enclosed proxy card in the envelope provided. Your proxy card will not be used if you are present at the meeting and prefer to vote in person, or if you revoke your proxy.

By Order of the Board of Directors,

Mark L. Prior

Senior Vice President, General Counsel and Secretary

April 18, 2024

The Woodlands, Texas

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 30, 2024

The Company’s Proxy Statement for the 2024 Annual Meeting of Stockholders and the Annual Report on Form 10-K for the fiscal year ended January 31, 2024 are available free of charge on our website at www.conns.com, at www.proxyvote.com, and at the SEC’s website at www.sec.gov.

PROXY STATEMENT

2024 ANNUAL MEETING OF STOCKHOLDERS

Date:	May 30, 2024

Time:	12:00 P.M., Central Daylight time

Location of Meeting:	Conn’s, Inc. (“we,” “us” or the “Company”) 2445 Technology Forest Blvd. Building 4, Suite 800 The Woodlands, Texas 77381

Record Date and Number of Votes:	The close of business on April 1, 2024. Holders of our Common Stock, par value $0.01 per share (“Common Stock”), are entitled to one vote for each share of Common Stock they owned as of the close of business on April 1, 2024. You may not cumulate votes.

Agenda:

1.  To elect the nine directors nominated by our Board of Directors and named in this proxy statement;

2.  To ratify the Audit Committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2025 (“fiscal year 2025”);

3.  To hold a non-binding advisory vote to approve the compensation of our named executive officers; and

4.  To transact such other business as may properly come before the meeting.

Proxies:

Unless you tell us on the form of proxy to vote differently, the named proxies will vote signed returned proxies:

1.  “FOR” the election of the nine directors nominated by the Board of Directors and named in this proxy statement;

2.  “FOR” the proposal to ratify the appointment by the Audit Committee of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2025; and

3.  “FOR” the approval, on a non-binding, advisory basis, of the compensation of our named executive officers.

The proxy holders will use their discretion on other matters. If a nominee for the Board of Directors cannot serve as a director, the proxy holders will vote for a person whom they believe will carry on our present policies.

Proxies Solicited By:	The board of directors of the Company (the “Board of Directors” or “Board”).

Distribution Date:	The Notice or the proxy materials, including this proxy statement, proxy card or voting instruction card and our Annual Report on Form 10-K, are being distributed and made available on or about April 18, 2024.

YOUR VOTE IS IMPORTANT. PLEASE VOTE PROMPTLY.

FORM OF PROXY CARD

Note Regarding Forward-Looking Statements

This Proxy Statement contains forward-looking statements relating to, among other things, business strategy and performance. The reader is cautioned not to place undue reliance on these statements and should review the sections captioned “Forward-Looking Statements” and “Risk Factors” in our Annual Report on Form 10-K for important information about these statements, including the risks, uncertainties and other factors that could cause actual results to vary materially from the assumptions, expectations and projections expressed in any forward-looking statements. These forward-looking statements speak only as of the date made, and, other than as required by law, we undertake no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or developments or otherwise.

Website References

This Proxy Statement includes several website addresses and references to additional materials found on those websites. These websites and materials are not incorporated by reference herein.

GENERAL INFORMATION REGARDING THE 2024 ANNUAL MEETING OF STOCKHOLDERS

Our fiscal year ends on January 31. References to a fiscal year throughout this proxy statement refer to the calendar year in which the fiscal year ends.

What constitutes a quorum? What is the Record Date? How many shares are outstanding?

The holders of a majority of the outstanding shares of our common stock (the “Common Stock”) entitled to vote at the 2024 annual meeting of stockholders (the “2024 annual meeting” or the “meeting”), represented in person or by proxy, will constitute a quorum at the meeting. However, if a quorum is not present or represented at the meeting, the stockholders entitled to vote at the meeting, present in person or represented by proxy, have the power to adjourn the meeting, without notice, other than by announcement at the meeting, until a quorum is present or represented. At any such adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the original meeting.

On April 1, 2024, the “Record Date,” there were 24,885,975 shares of our Common Stock issued and outstanding and entitled to vote, meaning that 12,442,988 shares of our Common Stock must be present in person or by proxy to have a quorum.

What matters will be voted on at the 2024 annual meeting?

The following matters will be voted on at the 2024 annual meeting:

1.	the election of nine directors nominated to the Board of Directors and named in this proxy statement;

2.	a proposal to ratify the Audit Committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2025;

3.	a non-binding advisory resolution to approve the compensation of our named executive officers;

and

4.	such other business as may properly come before the meeting.

How does the Board of Directors recommend that I vote?

The Board of Directors recommends that you vote:

1.	FOR the election of the nine directors nominated by the Board of Directors and named in this proxy statement.

2.	FOR the ratification of the appointment by the Audit Committee of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2025.

3.	FOR the approval, on a non-binding advisory basis, of the compensation of our named executive officers, as disclosed in this proxy statement.

What is the effect of a broker non-vote?

Brokers or other nominees who hold shares of our Common Stock for a beneficial owner only have the discretion to vote on routine proposals when they have not received voting directions from the beneficial owner at least ten days prior to the 2024 annual meeting. Rule 452 of the New York Stock Exchange, which governs all brokers (including those holding NASDAQ-listed securities), provides that a broker or other nominee holding shares for a beneficial owner may generally vote on routine matters, but not non-routine matters, without receiving voting instructions. Other than with respect to the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm (Proposal Two), which is considered routine, all of the other proposals are considered non-routine matters. Please provide instructions to your broker or nominee on how to vote your shares. If you do not provide such voting instructions to your broker, they will not be able to vote for Proposals One, or Three for you and a “broker non-vote” will result. Shares that constitute broker non-votes will be counted as present at the meeting for the purpose of determining a quorum, but will only be considered entitled to vote on the proposal to ratify the appointment by the audit committee of our Board of Directors (the “Audit Committee”) of our independent registered public accounting firm and any other routine matters that may properly come before the meeting. To minimize the number of broker non-votes and to ensure that your voice is heard in the election of directors and the other matters to be voted on at the 2024 annual meeting, we encourage you to provide voting instructions to the broker or other organization that holds your shares by carefully following the instructions in the Notice.

What vote is required to approve the proposals?

Provided a quorum exists, the following votes are required for each proposal:

Proposal One: Election of Directors—To be elected, each director must receive a majority of the votes cast with respect to the director. For purposes of this vote, a majority of the votes cast means that the number of shares voted “for” a director’s election exceeds the number of shares voted “against” that director’s election. Abstentions and broker non-votes will have no effect on this proposal.

Proposal Two: Ratify the Appointment of Ernst & Young LLP as our Independent Registered Public Accounting Firm—An affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote on the subject matter at the meeting is required to ratify the Audit Committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2025. Abstentions and broker non-votes will have the same effect as votes against this proposal.

Proposal Three: Advisory Vote on Executive Compensation – An affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on the subject matter at the meeting is required to give advisory (non-binding) approval of the compensation of our named executive officers as disclosed in this proxy statement. Because your vote is advisory, it will not be binding on the Board of Directors or on us; however, the Board of Directors and we will review the voting results and take them into consideration when making future decisions regarding executive compensation. Abstentions will have the same effect as a vote against this proposal and broker non-votes will have no effect on this proposal.

Who is entitled to vote at the Annual Meeting?

Only stockholders of record as of the close of business on April 1, 2024, the Record Date, are entitled to notice of and to vote at the meeting or any adjournments of the meeting. Each share of Common Stock entitles the holder thereof to one vote per share.

What will happen if I do not specify how my shares are to be voted, but do submit a proxy?

Stockholders of Record. If you are a stockholder of record and you submit a proxy, but you do not provide voting instructions, your shares will be voted:

•	FOR the election of the nine directors nominated by our Board of Directors and named in this proxy statement;

•	FOR the ratification of the Audit Committee’s appointment of Ernst & Young LLP, as our independent registered public accounting firm for fiscal year 2025; and

•	FOR the approval, on a non-binding advisory basis, of the compensation of our named executive officers, as disclosed in this proxy statement.

Beneficial Owners. If you are a beneficial owner and you do not provide voting instructions to the broker or other nominee that holds your shares, the broker or other nominee will determine if it has the discretionary authority to vote on a particular proposal, and may not be able to vote on all proposals presented for a vote at the annual meeting.

What will happen if I do not vote my shares?

Stockholders of Record. If you are the stockholder of record and you do not vote by proxy card, by telephone, by the Internet or in person at the 2024 annual meeting, your shares will not be voted at the 2024 annual meeting. For each of the proposals, if you are not present at the meeting in person or by proxy, the failure to vote will not affect the outcome of the proposal.

Beneficial Owners. If you are the beneficial owner of shares, your broker or nominee may vote your shares only on those proposals on which it has discretion to vote. See “What is the effect of a broker non-vote?” for more information.

How do I vote and what are the voting deadlines?

Stockholders of Record. If you are a stockholder of record, you may vote by any of the following methods:

•	By Mail. You may submit your vote by completing, signing and dating your proxy card and returning it in the prepaid envelope so that it is received no later than May 29, 2024.

•

By Internet or Telephone. You may vote your shares by Internet or telephone, by following the instructions in your Notice. If you vote by Internet or telephone, you should not return your proxy card. These votes must be received by 11:59 P.M., Eastern Time, on May 29, 2024.

•

In Person at the Annual Meeting. You may vote your shares in person at the 2024 annual meeting. Proxy cards will be available for you at the meeting, or you may bring the one provided to you, and deliver the completed and executed card to the inspector of election at the 2024 annual meeting.

Beneficial Owners. If you are a beneficial owner of your shares, you should receive a Notice or voting instructions from the broker or nominee holding your shares. You should follow the instructions provided to you by your broker in order to properly advise them of your voting instructions. Shares held beneficially may be voted at the 2024 annual meeting only if you obtain a legal proxy from your broker or nominee giving you the right to vote, and presenting that legal proxy together with your vote to the inspector of election at the 2024 annual meeting.

Can I revoke or change my proxy?

Stockholders of Record. If you are a stockholder of record, you may revoke or change your proxy at any time before the final vote at the 2024 annual meeting by:

•	signing and returning a new proxy card at a later date;

•	submitting a vote by telephone or the Internet at a later date;

•	attending the 2024 annual meeting and voting in person; or

•

delivering a written revocation to our Corporate Secretary at the address of our principal executive offices provided to you in this proxy statement or to Broadridge Financial Services, 51 Mercedes Way, Edgewood, NY 11717, Attn: Vote Processing.

Beneficial Owners. If you are the beneficial owner of your shares, you must contact your broker or nominee holding your shares and follow their instructions for revocation or changing your proxy.

Your attendance at the 2024 annual meeting will not automatically revoke your proxy unless you vote again at the 2024 annual meeting.

Who will count the votes?

Broadridge Financial Solutions, Inc. has been engaged as our independent agent to receive and tabulate our stockholder votes and will act as our independent inspector of election who will certify the election results and perform any other acts required by the Delaware General Corporation Law.

How are stockholder proposals included in the proposals submitted to stockholders for voting? How is any other business voted on by stockholders?

Stockholders have the right to present proposals for inclusion in our proxy statement for consideration at our 2025 annual meeting of stockholders. To be considered at our next annual meeting, you must submit your proposals, in addition to meeting other legal requirements, within the appropriate time periods, as set forth below. If you want to make a proposal for consideration at our 2025 annual meeting and have it included in the Company’s proxy materials relating to our 2025 annual meeting, we must receive your proposal at our principal executive office by no later than December 19, 2024, and such proposal must otherwise comply with Rule 14a-8 (“Rule 14a-8”) of the Securities Exchange Act of 1934 (the “Exchange Act”) and other applicable SEC rules. If you want to make a proposal or nominate a director for consideration at our 2025 annual meeting without having the proposal included in the Company’s proxy materials, you must comply with the then-current advanced notice provisions and other requirements set forth in our Third Amended and Restated Bylaws (“Bylaws”). Under our current Bylaws, our Corporate Secretary must receive such proposals for possible consideration at our 2025 annual meeting at our principal executive offices no earlier than January 30, 2025 and no later than March 1, 2025. However, if the date of the 2025 annual meeting changes by more than 30 days from the first anniversary date of this year’s meeting, we will then provide notice of the new date of the 2025 annual meeting in our earliest possible quarterly report on Form 10-Q. If we do not receive your proposal or nomination by the appropriate deadline, then it may not be brought before the annual meeting even if it meets the other proposal or nomination requirements. In addition to satisfying the requirements under our Bylaws, to comply with the universal proxy rules under the Exchange Act, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the 1934 Act, no later than March 31, 2025.

We do not intend to bring any business before the 2024 annual meeting other than the matters described in this proxy statement and have not been informed of any matters or proposals that may be presented at the meeting by stockholders. If, however, any other business should properly arise and be properly submitted for a vote at the 2024 annual meeting, the persons appointed in the proxy have discretionary authority to vote in accordance with their best judgment.

Who is paying the cost of solicitation of proxies?

We will bear the cost of soliciting proxies. In addition to the solicitation of proxies by mail, solicitation may be made by our directors, officers and employees by other means, including telephone, e-mail or in person. No special compensation will be paid to directors, officers or employees for the solicitation of proxies. To solicit proxies, we may also request the assistance of banks, brokerage houses and other custodians, nominees or fiduciaries, and, upon request, will reimburse such organizations or individuals for their reasonable expenses in forwarding the Notice and other soliciting materials to beneficial owners and in obtaining authorization for the execution of proxies.

Do we provide for Electronic Delivery of Proxy Materials?

Pursuant to rules adopted by the SEC, we provide access to the proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (“Notice”) to our stockholders owning shares of our Common Stock on or about April 18, 2024. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. The Notice also contains instructions on how to request a paper copy of our proxy materials, including this proxy statement, our Annual Report on Form 10-K for the fiscal year ended January 31, 2024 (“fiscal year 2024”), and a form of proxy card or voting instruction card. In addition, the Notice will provide stockholders with instructions on how to request to receive proxy materials in printed form by mail or by e-mail on an ongoing basis. A stockholder’s election to receive proxy materials by mail or by e-mail will remain in effect until the stockholder terminates such election. We encourage stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of the 2024 annual meeting and lower the costs of printing and distributing our proxy materials. If you choose to receive future proxy materials by e-mail, you will receive an e-mail message each successive year with instructions containing a link to those materials and a link to the proxy voting website.

Our proxy materials are also available free of charge on our website at www.conns.com, at www.proxyvote.com, and at the SEC’s website at www.sec.gov.

How can I find the result of the voting at the 2024 annual meeting?

Preliminary voting results will be announced at the 2024 annual meeting. Final results will be published in a current report on Form 8-K or in our Form 10-Q for the quarter ending April 30, 2024, which will be posted on our website at www.conns.com, under “Investor Relations.”

PROPOSAL ONE:

ELECTION OF DIRECTORS

Number of Directors to be Elected

Our Board currently consists of ten director positions and we currently have nine members on our Board. We intend for any vacancies to remain until our Board of Directors desires to fill such vacancies or reduce the size of the Board. At this time the Board of Directors believes that the nominated slate of nine directors is an appropriate number of directors and does not intend to fill the director vacancies until qualified candidates are identified and accept appointments. The nine directors to be elected at the 2024 annual meeting will hold office until the 2025 annual meeting of stockholders, or until their respective successors have been elected and qualified or earlier upon their death, resignation or removal. You may not vote for a greater number of directors than those nominated.

Criteria for Nomination to the Board of Directors. Those persons nominated to our Board of Directors are selected by the nominating and corporate governance committee of our Board (the “Nominating and Corporate Governance Committee”) in accordance with the committee’s charter, our certificate of incorporation (“Certificate of Incorporation”) and Bylaws, our Corporate Governance Guidelines, and the criteria determined by the Board for our director candidates. In considering the nomination of the directors identified below to serve until the 2025 annual meeting, the Nominating and Corporate Governance Committee sought and considered individuals with strong personal reputations and experience in business and other areas that are relevant and important to the financing, strategy and operations of the Company, as well as financial expertise to qualify as a “financial expert” for our Audit Committee. Each nominee for election as a director at the 2024 annual meeting holds or has held senior executive positions in organizations providing such background and expertise, and each has the necessary business and financial experience sought by the Company in those areas, including strategic and financial planning, public company financing and reporting, compliance, risk management and leadership. Each of the director nominees also has experience of serving on boards or in senior executive management of publicly held companies or governmental services requiring strong business and leadership acumen and implementation.

The Nominating and Corporate Governance Committee also considered and believes that each of the director nominees has valuable personal and business attributes that have been and will continue to be valuable to the Company in their advice and guidance to executive management of the Company. The Nominating and Corporate Governance Committee takes into account in its consideration diversity in range of backgrounds, perspectives and experience of the individuals it recommends for nomination to our Board of Directors. Information on the specific experience of each nominee can be found under the caption “Board of Directors – Board of Director Nominees for 2024 – 2025.”

Board Nominees

Our Board of Directors met in March 2024 and considered the candidates for nomination for election to the Board at the 2024 annual meeting. The Nominating and Corporate Governance Committee, consisting of three independent members of the current Board of Directors, recommended that the full Board nominate the following individuals for re-election to the Board of Directors at the 2024 annual meeting.

In making these recommendations, the Nominating and Corporate Governance Committee considered the experience, qualifications, attributes and skills of each of the nominees as described above and the requirements and qualifications discussed under “Board of Directors - Nomination Policies and Procedures.” Based on this recommendation, our Board of Directors has nominated the following individuals to be elected by the stockholders at the 2024 annual meeting.

Name	Position	Age	Term of Office	Committee Membership
Norman L. Miller	President and Chief Executive Officer	63	September 2015 - Current	Compliance Committee (Chair)

Karen M. Hartje	Independent Director	66	March 2023 - Current	Audit Committee (Financial Expert) Credit Risk Committee

Ann B. Gugino	Independent Director	51	June 2023 - Current	Audit Committee (Financial Expert) Compensation Committee

James H. Haworth	Independent Director	62	March 2016 - Current	Compensation Committee Nominating and Corporate Governance Committee

Bob L. Martin	Lead Independent Director	74	September 2003 - Current	Nominating and Corporate Governance Committee (Chair) Compensation Committee

Douglas H. Martin	Director	70	February 2003 - Current	Credit Risk Committee Compliance Committee

William E. Saunders, Jr.	Independent Director	50	August 2014 - Current	Audit Committee (Financial Expert) Credit Risk Committee (Chair) Nominating and Governance Committee

William (David) Schofman	Independent Director	52	May 2012 - Current	Compensation Committee (Chair)

Oded Shein	Independent Director	62	March 2016 - Current	Audit Committee (Chair) (Financial Expert) Compliance Committee

Each director nominee currently serves as a member of the Board, each, except for Ms. Gugino, having been elected at our 2023 annual meeting and having served on the Board of Directors throughout fiscal year 2024.

Those nominees identified in the table above as “independent director” have been determined by our Board to be independent under NASDAQ rules. All nominees have consented to serve as directors. The Board has no reason to believe that any of the nominees will be unable or unwilling to act as a director. In the event any nominated director is unable to stand for election, the Board of Directors may either reduce the size of the Board or designate a substitute.

For biographical information and the experience, qualifications, attributes and skills of each director nominee that the Nominating and Corporate Governance Committee and our Board of Directors considered to determine that such nominee should serve as one of our directors, please refer to the section captioned “Board of Directors – Board of Director Nominees for 2024 – 2025,” below.

Each director nominee will be elected by the vote of a majority of the votes cast with respect to such director nominee. This means the number of votes cast “for” a director nominee must exceed 50% of the votes cast with respect to that director nominee (excluding abstentions and broker non-votes). Each director nominee has tendered his or her resignation from the Board, which shall be effective only in the event that (i) the votes cast “for” such director nominee are equal to or less than 50% of the votes cast with respect to that director nominee, and (ii) the Board of Directors accepts such resignation. The Nominating and Corporate Governance Committee will make a recommendation to the Board of Directors whether to accept any resignation in the event any director nominee fails to receive over 50% of the votes cast “for” such director nominee. The Board of Directors will then consider the recommendation and publicly disclose its decision within 90 days after the certification of the election results.

The Board of Directors Unanimously Recommends That You Vote “FOR” the Election of Each of the Nine Board Nominees.

PROPOSAL TWO:

RATIFICATION OF THE SELECTION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

Ernst & Young LLP served as our independent registered public accounting firm for fiscal year 2024. The Audit Committee has appointed Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2025. Our Board of Directors has further directed that we submit the selection of our independent registered public accounting firm for ratification by the stockholders at the 2024 annual meeting. Stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm is not required by our Bylaws or otherwise. However, the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification, on an advisory, non-binding basis, as a matter of good corporate practice. The Audit Committee believes it to be in the best interests of our stockholders to retain Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2025. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain Ernst & Young LLP. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent public accounting firm at any time during the year if it determines that such a change would be in our best interests and those of our stockholders. The Audit Committee annually reviews the performance of our independent public accountants and the fees charged for their services. The Audit Committee anticipates, from time to time, obtaining competitive proposals from other independent public accounting firms for our annual audit. Based upon the Audit Committee’s analysis of this information, we will determine which independent public accounting firm to engage to perform our annual audit each year. Representatives of Ernst & Young LLP will attend the 2024 annual meeting and will be available to respond to appropriate questions that may be asked by stockholders. These representatives will also have an opportunity to make a statement at the meeting if they desire to do so.

The Board of Directors and the Audit Committee Recommend That You Vote “FOR” the Ratification of Ernst & Young LLP as Our Independent Registered Public Accounting Firm.

Principal Accounting Firm Fees and Services

Fees for professional services rendered by Ernst & Young LLP to the Company during the fiscal years ended January 31, 2024 and 2023 in each of the following categories, including related expenses, are:

	Fiscal Years Ended January 31,
	2024	2023
Audit	$2,172,863	$1,579,559
Audit-Related Fees	$222,000	$120,000
Tax Fees	—	—
All Other Fees	—	—

Audit fees: Consists of fees for professional services rendered for the annual audit of the Company’s consolidated financial statements, including the audit of internal control over financial reporting, reviews of the interim financial statements included in the Company’s Quarterly Reports on Form 10-Q and work performed to support the Company’s debt and equity issuances, including SEC registration statements and filings and the issuance of consents.

Audit-related fees: Fees for fiscal 2024 and fiscal 2023 consist of work performed to support the Company’s securitization transactions.

Tax fees: Consists of fees billed for professional services related to tax compliance, tax advice, and other tax planning services and advice. There were none of these services performed in fiscal 2024 or fiscal 2023.

All Other Fees: Consists of fees billed for all other services and are unrelated to specific audit or audit-related services described above. There were none of these services performed in fiscal 2024 or fiscal 2023.

Our Audit Committee charter requires pre-approval of all services to be rendered by our independent auditors. All of the audit, audit-related fees, tax fees, and all other fees were approved by our Audit Committee for the fiscal years ended January 31, 2024 and 2023. The Audit Committee determined that no services rendered by our outside auditors during fiscal year 2024 were prohibited under the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”). In addition, the Audit Committee has considered whether Ernst & Young LLP’s provision of services, other than services rendered in connection with the audit of our annual financial statements and reviews of our financial statements included in our Quarterly Reports on Form 10-Q during fiscal year 2024, is compatible with maintaining Ernst & Young LLP’s independence and has determined that such services rendered met the requirements of independence under applicable SEC rules.

AUDIT COMMITTEE REPORT

The Committee

Our Board of Directors established the Audit Committee to be responsible for the appointment, compensation, retention and oversight of the work of our independent auditors and to oversee our (i) financial reporting process; (ii) internal audits, internal control policies and procedures; (iii) implementation and compliance with Sarbanes-Oxley Section 404 requirements and authorities; and (iv) financial, tax, and risk management policies. The Audit Committee is composed of three independent, non-employee directors and operates under a written charter, a copy of which is published on our website at www.conns.com under “Investor Relations – Corporate Governance.” The Audit Committee has prepared the following report on its activities with respect to our financial statements for fiscal year 2024.

Review and Discussion

Management is responsible for our financial reporting process (including our system of internal controls) and for the preparation of Conn’s, Inc.’s consolidated financial statements in accordance with generally accepted accounting principles. Ernst & Young LLP, our independent registered public accounting firm, is responsible for auditing those financial statements and for attesting to the effectiveness of our internal control over financial reporting. It is the Audit Committee’s responsibility to monitor and review these processes. The members of the Audit Committee are not employees of the Company and do not represent themselves to be, or to serve as, accountants or auditors by profession or experts in the field of accounting or auditing.

In connection with the preparation of our audited financial statements for fiscal year 2024, the Audit Committee:

•

reviewed and discussed our Annual Report on Form 10-K, including our audited consolidated financial statements and Management’s Report on Internal Control over Financial Reporting for fiscal year 2024, with management;

•	discussed with Ernst & Young LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) and the SEC; and

•

received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the PCAOB concerning independence, and discussed with Ernst & Young LLP its independence, including whether Ernst & Young LLP’s provision of non-audit services to the Company is compatible with the auditors’ independence.

The Audit Committee meets separately with our independent auditors to discuss the results of their examinations, their evaluations of our internal controls and the overall quality of our financial reporting.

Recommendation

Based on the review and discussion referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for fiscal year 2024, for filing with the SEC.

AUDIT COMMITTEE: Oded Shein, Chair William E. Saunders, Jr. Karen Hartje Ann B. Gugino

PROPOSAL THREE:

ADVISORY VOTE FOR APPROVAL OF THE COMPENSATION

OF OUR NAMED EXECUTIVE OFFICERS

In accordance with Section 14A of the Exchange Act, we are asking our stockholders to vote on an advisory, non-binding basis to approve the compensation of our named executive officers for fiscal year 2024. At our annual meeting held on May 24, 2023, our stockholders again recommended that we hold the advisory vote for approval of the compensation of our named executive officers annually. Our Board of Directors has agreed with this advisory vote and has determined to hold this vote annually. At our 2021, 2022 and 2023 annual meetings, 95.3%, 92.7% and 83.3% of the votes cast, respectively, were in favor of the advisory resolution on our executive compensation.

As described in the “Compensation Discussion and Analysis” section of this proxy statement, our compensation program for our named executive officers is designed to (i) motivate and reward performance that increases our stockholder value, including achievement of individual measured goals and objectives, (ii) attract and retain executive talent by offering competitive compensation opportunities, and (iii) build and encourage ownership of shares of our Common Stock. Toward these goals, our executive compensation program has been designed and administered to reward our named executive officers based on our financial and operating performance, their individual performance, and to align their interests with those of our stockholders. In addition, our executive compensation program is designed to encourage the long-term commitment of our named executive officers to the Company. We believe that our executive compensation program, which primarily consists of a base salary, an annual performance-based cash bonus opportunity, and time and performance-based equity awards, promotes these objectives. Please read the section captioned “Compensation Discussion and Analysis” for a discussion of these objectives, the determination of and the elements of compensation and awards for our executive officers, as well as the elements paid and awarded during our fiscal year 2024.

In applying these objectives, the compensation committee of our Board of Directors (“Compensation Committee”) relied upon:

•

input and recommendations received from our Chief Executive Officer regarding the performance of each executive officer (other than the Chief Executive Officer), each of whose performance is analyzed by the Compensation Committee, the documentation provided to support the attainment by individual executive officers of their respective goals and objectives, and areas of responsibilities and expectations for future performance and goal attainment;

•	publicly available information with respect to the executive compensation practices of certain public companies in our industry and peer groups;

•

the analysis and recommendations regarding our compensation programs for our executive officers composed by Frederic W. Cook & Co., the Compensation Committee’s independent compensation consultant; and

•	the knowledge of the individual members of the Compensation Committee of industry compensation practices and programs.

For the reasons discussed above, the Board of Directors unanimously recommends that stockholders vote in favor of the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion contained in the 2024 Proxy Statement, is hereby APPROVED on a non-binding, advisory basis.”

While the resolution is non-binding, the Board of Directors values the opinions that stockholders express in their votes and in any additional dialogue. The Board of Directors will consider the outcome of the vote and those opinions when making future compensation decisions. To the extent there is any significant vote against the named executive officers’ compensation, the Compensation Committee will consider our stockholders’ advisory vote, and evaluate whether, and to what extent, any actions are necessary to address our named executive officers’ compensation program.

The Board of Directors Unanimously Recommends That You Vote “FOR” the Approval, on a Non-Binding Advisory Basis, of the Compensation of Our Named Executive Officers.

BOARD OF DIRECTORS

Board of Director Nominees for 2024 - 2025

Norman L. Miller was appointed as our Chief Executive Officer and President, effective December 18, 2023, having served as our Interim President and Chief Executive Officer beginning on October 18, 2022 and extending until his recent appointment. Mr. Miller previously served as our President and Chief Executive Officer from September 7, 2015 through August 8, 2021. Mr. Miller was appointed to our Board of Directors on September 7, 2015 and was previously appointed Chairman of the Board in May 2016, a role he fulfilled through August 8, 2021, and was Executive Chairman from August 8, 2021 through April 1, 2022. In March 2018, Mr. Miller was appointed to serve as chair of the Compliance Committee, and he continues to serve in that role.

Prior to joining the Company, Mr. Miller most recently served as the Senior Vice President and President, Automotive at Sears Holdings, which, during his service, operated over 700 Sears Auto Center locations. Previously, he served as President and Chief Operating Officer of DFC Global Corp (formerly Dollar Financial Corp) from 2007 to 2014. Prior to his employment at DFC Global Corp, Mr. Miller served as Group President, Sports and Entertainment unit at ARAMARK, where he worked for a decade. He was named to the role after serving as the President of ARAMARK’s Correctional Services unit from 2002 to 2003. Mr. Miller’s career also includes nine years with Nestle, Kraft General Foods and PepsiCo, serving in management positions in sales, marketing and operations. Mr. Miller received a Bachelor of Science degree from the United States Military Academy at West Point.

Mr. Miller has extensive financial knowledge and provides valuable guidance to our Board of Directors in overseeing various aspects of our operations. In addition, his prior experience as an executive of Sears Holdings and DFC Global Corp provides valuable experience from both the retail and credit operations perspective. His previous service to our Company as our former Chief Executive Officer and President provides Mr. Miller with additional and particular knowledge of our Company that he brings to our Board of Directors.

Bob L. Martin has served as a director since September 2003 and was appointed as our Lead Independent Director in August 2012. Mr. Bob Martin was elected as an Operating Partner of The Stephens Group LLC, a family-owned investment company in March 2012, and currently holds such position. In July 2022, Mr. Bob Martin, as required by our Corporate Governance Guidelines, submitted his conditional resignation to the Board due to his new position as the Interim Chief Executive Officer of The Gap, Inc., effective July 11, 2022. The Nominating and Corporate Governance Committee considered the conditional resignation, and the Board accepted the Nominating and Corporate Governance Committee’s recommendation to decline Mr. Bob Martin’s conditional resignation. Mr. Bob Martin also serves as the Chief Executive Officer (part-time) of Mcon Management Services, Ltd., a consulting company, having served since 2002. He was previously a consultant to Mcon Management Services, Ltd. Mr. Bob Martin has over 35 years of retailing and merchandising experience. Prior to retiring from the retail industry in 1999, he headed the international operations of Wal-Mart International, Inc. for 15 years. From 1968 to 1983, Mr. Bob Martin was responsible for technology services for Dillard’s, Inc. Mr. Bob Martin has also served as a director of Dillard’s, Inc., Sabre Holdings Corporation, Furniture Brands International and Guitar Center, Incorporated. Mr. Bob Martin currently serves as Executive Chairman on the board of directors of The Gap, Inc. He has experience as chairman of a corporate governance and compensation committee, and has been a member of an audit committee, in each case, of publicly held companies. Mr. Bob Martin attended South Texas University and holds an Honorary Doctorate degree from Southwest Baptist University.

Mr. Bob Martin was selected to serve on our Board of Directors due to his extensive experience in information technology and the retail industry, as well as his service and experience on a host of other public company boards. Mr. Bob Martin’s experiences contribute to our Board of Directors’ understanding of innovations and issues affecting information technologies and retail strategies in our industry and marketplace. Mr. Bob Martin is the chair of the Nominating and Corporate Governance Committee and a member of the Compensation Committee.

Douglas H. Martin served as a director of the predecessor to the Company beginning in 1998 and was appointed as one of our directors in February 2003. Mr. Doug Martin is a Senior Executive Vice President of Stephens Inc., an investment bank, where he has been employed since 1981. He is responsible for the investment of the firm’s capital in private companies. Mr. Doug Martin serves as a member of the board of directors of numerous privately held companies. He received his Bachelor of Arts in Physics and Economics from Vanderbilt University and his Master of Business Administration from Stanford University.

Mr. Doug Martin brings to our Board of Directors diverse experience in investment analysis and valuation and has extensive experience and insights into debt and equity financing and structuring, capital markets and capitalization strategies. Mr. Doug Martin brings historical working knowledge of our Company to our Board of Directors due to his long tenure and relationship with us. Mr. Doug Martin’s relationship with Stephens,

Inc., which owns a substantial amount of the Company’s Common Stock, also helps the Board of Directors to have more direct insight into how its decisions impact our stockholders. Mr. Doug Martin was a member of each of the Credit Risk Committee and Compliance Committee in fiscal year 2024 and will remain a member of each of the Credit Risk Committee and the Compliance Committee in fiscal year 2025.

There is no relation between Mr. Bob Martin and Mr. Doug Martin.

William E. Saunders, Jr. was appointed as a director in August 2014 and has served on the Company’s Audit Committee since his appointment. He also chaired the Company’s Credit Risk and Compliance Committee from the committee’s formation in December 2014 until it became two separate committees, the Credit Risk Committee and the Compliance Committee in March 2018, when Mr. Saunders was then nominated to serve as chair of the Credit Risk Committee and as a member of the Compliance Committee. In March 2023, Mr. Saunders was nominated to serve on the Nominating and Corporate Governance Committee but no longer serves on the Compliance Committee. In June 2023, Mr. Saunders, as required by our Corporate Governance Guidelines, submitted his conditional resignation to the Board due to his departure from BasePoint Capital, LLC and new position as President and Chief Financial Officers of Landing. The Nominating and Corporate Governance Committee considered the conditional resignation, and the Board accepted the Nominating and Corporate Governance Committee’s recommendation to decline Mr. Saunders’ conditional resignation. Mr. Saunders served as a consultant for BasePoint Capital, LLC from February 15, 2023 through June 2023. Mr. Saunders also previously served as the Chief Executive Officer of Community Choice Financial Inc., a leading retailer of alternative consumer financial services products, from June 2008 to January 2023, and Chairman of its Board of Directors from May 2014 to January 2023. Prior to joining Community Choice Financial (previously CheckSmart Financial Holdings), Mr. Saunders was a Vice President for Stephens Inc., an investment bank, from 2004 to 2006 and, prior to that was an associate at Houlihan Lokey, an investment bank, SunTrust Equitable Securities, an investment bank, and Arthur Andersen, an accounting firm. Mr. Saunders holds a Bachelor of Science in Business with Special Attainment in Accounting and Commerce from Washington & Lee University and is a certified public accountant in the State of Georgia.

Mr. Saunders brings extensive investment banking, finance, management, credit and regulatory experience to our Board.

William (David) Schofman was appointed as a director in March 2012. Mr. Schofman is an active executive, investor and board member for several companies including: PureWRX, Inc., a value-added distributor and reseller of information technology hardware and Coro Health, LLC, a new media healthcare company. In addition, Mr. Schofman participates in several other business ventures through his private equity and management services business, AnderSchof Investments, LLP. Mr. Schofman previously served as the Chief Executive Officer of Callaway Golf Interactive from June 2004 to September 2007, and as the Executive Vice President Global Ecommerce of Callaway Golf from 2004 to 2007. Mr. Schofman was the co-founder and CEO of FrogTrader from 2000 until 2004, before the Company was sold to Callaway Golf. Prior to that, Mr. Schofman was the co-founder and CEO of International Golf Outlet from 1995 until 1999, which was sold to CBS Sportsline. Mr. Schofman graduated from the University of Texas at Austin in 1994.

Mr. Schofman has varied and valuable experience in marketing, electronic media, E-commerce, retail operations, branding and merchandising strategies. Having built and operated several business ventures, Mr. Schofman brings invaluable background to our Board of Directors. He also brings to our Board of Directors a high level of executive experience due to his serving as chief executive officer of businesses, as well as his serving as a director of and advisor to other companies. Mr. Schofman currently serves as the chair of our Compensation Committee.

Oded Shein was appointed as a director in March 2016 and was appointed to the Company’s Audit Committee and Credit Risk and Compliance Committee concurrent with his joining the Board. Mr. Shein was nominated to serve as chair of the Audit Committee for fiscal year 2020 and will continue to serve in that role. In March 2020, Mr. Shein was appointed to serve on the Nominating and Corporate Governance Committee and served in such role through March 2021. Mr. Shein continues to serve as chair of the Audit Committee. In March 2023, Mr. Shein was nominated to serve on the Compliance Committee. Mr. Shein served as the Chief Financial Officer of Shift Technologies, Inc. from March 2021 through November 2023. On November 2, 2023, Mr. Shein, as required by our Corporate Governance Guidelines, submitted his conditional resignation to the Board due to his departure from Shift Technologies, Inc., and the Board considered and rejected his conditional resignation. Mr. Shein also previously served as Chief Financial Officer of The Fresh Market, Inc. from August 2018 to September 2020. Mr. Shein previously served as Executive Vice President and Chief Financial Officer of Stage Stores from January 2011 to August 2018. From July 2004 until January 2011, Mr. Shein served in various financial positions at Belk, Inc., including as its Vice President, Finance and Treasurer. Prior to joining Belk, Inc., Mr. Shein served as the Vice President, Treasurer of Charming Shoppes, Inc. Mr. Shein holds a Bachelor of Business Administration in Information Systems from Baruch College and a Master of Business Administration in Finance from Columbia University.

Mr. Shein brings significant knowledge of financial and operational matters in the retail industry, including his experience as a public company Chief Financial Officer, to the Board.

James H. Haworth was appointed as a director in March 2016 and was appointed to the Company’s Compensation Committee and Nominating and Corporate Governance Committee concurrent with his joining the Board. In January, 2024, Mr. Haworth, as required by our Corporate Governance Guidelines, submitted his conditional resignation to the Board due to his departure from NOWDiagnostics and his new position as Chief Executive Officer of Big Rock Sports, LLC, and the Board considered and rejected his conditional resignation. Mr. Haworth also previously served as the Executive Chairman of NOWDiagnostics located in Springfield, Arkansas from January 27, 2022 through January 3, 2024. In August 2016, Mr. Haworth joined Outdoor Cap, a privately held company in Bentonville, Arkansas, as President and Chief Executive Officer. Prior to Outdoor Cap, Mr. Haworth served as Chairman and Chief Executive Officer of Professional Bull Riders Inc. from 2011 to 2016. From 2010 through 2011 he served as Executive Vice President and President, Retail Services for Sears Holding Corporation. Prior to that, he served as Chairman, President and Chief Executive Office for Chia Tai Enterprises International Limited & CP Lotus, an investment holding company principally engaged in the operation of shopping centers in China, from 2006 to December 2009. Mr. Haworth is also the founder and President of Business Decisions Inc., a consulting firm specializing in strategic product marketing for the retail, merchandising and supply chain industries. Previous to Business Decisions Inc., Mr. Haworth spent 20 years with Wal-Mart Stores, Inc., in roles of increasing responsibility including Executive Vice President of Operations for Sam’s Club and Executive Vice President and Chief Operating Officer, Wal-Mart Stores, Inc. Mr. Haworth received a Bachelor of Science in Business Administration from Central Missouri State University.

Mr. Haworth brings extensive leadership experience in retail and strategic planning through his positions with other public companies to our Board.

Karen M. Hartje was appointed as a director in March 2023. Ms. Hartje has served as Chief Financial Officer of Sezzle, Inc., a purpose driven payments company operating a digital payments platform, since April 2018. From April 2016 until joining Sezzle, Ms. Hartje operated her own financial consulting business, Grand Group LLC. Prior to her own financial consulting business, Ms. Hartje occupied finance and credit management roles at Bluestem Brands, a retail finance company that was a reboot of Fingerhut Direct Marketing and generated well over $1 billion in retail sales. Ms. Hartje was on the founding team of Bluestem Brands, where she led the finance department reporting to the President of Bluestem Brands. During her tenure, Ms. Hartje led financial planning and analysis, management of credit policies, and forecasting. Bluestem Brands was acquired in 2014. Before Bluestem Brands, Ms. Hartje started her career with KPMG and has held senior leadership positions at US Bank and Lenders Trust. Ms. Hartje has served on the not-for-profit board of Saint Paul Figure Skating Club, Inc. since 2015, and was previously a member of the board of Upworks from 2016 to 2018. Ms. Hartje was appointed to our board following her recommendation by a third-party search firm. Ms. Hartje was appointed to our Board following her recommendation by a third-party search firm. Ms. Hartje has a Bachelor of Arts in Accounting from the University of Minnesota and was a certified public accountant.

In March 2023, Ms. Hartje was nominated to serve on the Audit Committee and the Credit Risk Committee. Ms. Hartje brings extensive leadership experience in financial and operational matters, and payment systems, in the consumer credit industry, to the Board.

Ann Gugino was appointed as a director in June 2023. On December 7, 2023, Ms. Gugino, as required by our Corporate Governance Guidelines, submitted her conditional resignation to the Board due to her new position as Chief Financial Officer of Lime and the Board considered and rejected her conditional resignation. Ms. Gugino previously served as Chief Financial Officer of Papa John’s International, Inc., which operates and franchises pizza delivery and carryout restaurants and, in certain international markets, dine-in and delivery restaurants, from October 2020 through March 2023. Ms. Gugino joined Papa John’s from Target Corporation where she served as Senior Vice President, Financial Planning and Analysis, from 2018 through October 2020, providing overall strategy, guidance, and direction in the development and execution of Target’s planning, analysis and capital investment portfolios. Prior to Target, Ms. Gugino spent 18 years at Patterson Companies Inc., including four years as Executive Vice President and Chief Financial Officer. Ms. Gugino has a Master’s Degree in Business Administration from Northwestern University – Kellogg School of Management and a Bachelor of Arts in Accounting from the University of Wisconsin and was a certified public accountant.

In August 2023, Ms. Gugino was nominated to serve on the Audit Committee and the Compensation Committee. Ms. Gugino brings extensive leadership experience in accounting, financial and operational matters to the Board.

If elected by our stockholders, each nominee will serve for a one-year term expiring at our 2025 annual meeting of stockholders. Each director will hold office until his or her successor has been elected and qualified or until the director’s earlier resignation or removal.

Nomination Policies and Procedures

The goal of our Board has been, and continues to be, to identify nominees for service on the Board of Directors who will bring diverse and varied perspectives and skills from their professional and business experience, including financial and accounting experience, as appropriate. In carrying out its function to nominate candidates for election to our Board, the Nominating and Corporate

Governance Committee considers the mix of skills, experience, character, commitment, and diversity – diversity being broadly construed to mean a variety of opinions, perspectives, experiences and backgrounds, such as gender, race and ethnicity differences, as well as other differentiating characteristics – all in the context of the requirements of our Board at the time of such consideration. The Nominating and Corporate Governance Committee assesses the effectiveness of its charter annually in connection with the nomination of directors for election at the annual meeting of stockholders. In addition, our Corporate Governance Guidelines, which are available on our website at www.conns.com under “Investor Relations – Corporate Governance,” contain provisions regarding the identification and selection of our director nominees.

The Nominating and Corporate Governance Committee assists the Board in fulfilling its responsibilities by (1) identifying individuals believed to be qualified to become members of the Board, consistent with Board approved criteria, (2) recommending candidates to the Board for election or reelection as directors, including director candidates submitted by our stockholders, and (3) overseeing, reviewing and making periodic recommendations to the Board concerning our corporate governance policies. The Nominating and Corporate Governance Committee does not have a specific written policy or process regarding the nominations of directors, nor does it maintain minimum standards for director nominees other than as set forth in its charter and the Company’s Corporate Governance Guidelines.

The Nominating and Corporate Governance Committee is committed to gender and ethnic diversity and inclusion on the Board. In keeping with this commitment to diversity and inclusion, the Nominating and Corporate Governance Committee and the Board added two female directors in 2023 and have been engaged in a robust search to actively seek out diverse candidates that will enhance the Board’s knowledge, skills and experience. The last four appointments to the Board have been female candidates, including one appointment from an underrepresented minority group.

The Nominating and Corporate Governance Committee will consider candidates for nomination proposed by stockholders so long as they are made in accordance with the provisions of Section 2.15 of our Bylaws. Section 2.15 of our Bylaws requires that a stockholder provide written notice to our Secretary no later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day prior to the anniversary date of the immediately preceding annual meeting of the stockholders. The Bylaws specify the requirements as to the form and substance of such stockholder notice. Details of such provisions of the Bylaws may be obtained by any stockholder from the Secretary of the Company. Notwithstanding the above, the Board may, in its discretion, exclude from any proxy materials sent to stockholders any matters that may properly be excluded under the Exchange Act, SEC rules or other applicable laws. The Nomination and Corporate Governance Committee treats recommendations for directors that are received from the Company’s stockholders equally with recommendations received from any other source, so long as the recommendations comply with the procedures for stockholder recommendations set forth in the Company’s Bylaws, as outlined above.

The charter of the Nominating and Corporate Governance Committee sets forth the minimum requirements for a person to be qualified to be a member of the Board of Directors, which are that a person must (i) be an individual of the highest character and integrity and have an inquiring mind, a vision and a willingness to ask hard questions, and the ability to work well with others; (ii) be free of any conflict of interest that would violate any applicable law or regulation or interfere with the proper and reasonable performance of the responsibilities of a director; (iii) be willing and able to devote sufficient time to the affairs of the Company and be diligent in fulfilling the responsibilities of a director and Board committee member (including developing and maintaining sufficient knowledge of the Company and its industry; reviewing and analyzing reports and other information important to the Board and committee responsibilities; preparing for, attending and participating in Board and committee meetings; and satisfying appropriate orientation and continuing education guidelines); and (iv) have the capacity and desire to represent the balanced, best interest of the stockholders as a whole and not primarily a special interest group or constituency. The Nominating and Corporate Governance Committee evaluates whether certain individuals possess the foregoing qualities and recommends to the Board for nomination candidates for election or re-election as directors at the annual meeting of stockholders, or if applicable, at a special meeting of stockholders. This process is the same regardless of whether the nominee is recommended by our Board or by one of our stockholders.

Independent Board Composition

NASDAQ requires that a majority of the board of directors of a listed company be “independent.” NASDAQ’s rules provide that an independent director is a person other than an officer or employee of the Company or its subsidiaries or any other individual having a relationship that, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Board has determined that each of Mr. Bob Martin, Mr. Saunders, Mr. Schofman, Mr. Shein, Mr. Haworth, Ms. Hartje and Ms. Gugino is “independent” as defined under applicable SEC and NASDAQ rules. Mr. Bob Martin was appointed our Lead Independent Director in August 2012 and has since served as our Lead Independent Director.

The independent directors of the Board held executive sessions at each regular meeting of the Board of Directors during fiscal year 2024.

At the meeting of the Nominating and Corporate Governance Committee held in March 2024, the Committee discussed the relationships of Mr. Bob Martin with The Stephens Group, LLC, and whether his relationship or ownership interest impacted his ability to exercise independent judgment in carrying out his responsibility as a director. The Committee discussed the current position of Mr. Bob Martin with The Stephens Group, LLC, and the fact that the position is not substantively different from the consulting work that Mr. Bob Martin has done in previous years for The Stephens Group, LLC, the continuous exercise of independent judgment by Mr. Bob Martin since his election to our Board in 2003, and his lack of control of voting of Common Stock owned by The Stephens Group, LLC or any of its affiliates, including SG-1890 LLC. The Committee has determined that Mr. Bob Martin is properly considered an independent director and recommended to the Board of Directors that it approve Mr. Bob Martin’s independence as defined under the SEC and the NASDAQ rules.

At its meeting in March 2024, our Board of Directors approved the independence of Mr. Bob Martin.

Board Meetings

During fiscal year 2024, the Board of Directors held 21 meetings. Each director attended 80% or more of all meetings of the Board and the committees on which such director served during fiscal year 2024.

Policy Regarding Director Attendance at the Annual Meeting of Stockholders

It is our policy that each member of the Board of Directors is encouraged to attend our annual meeting of stockholders. All of our directors serving at the time of last year’s annual meeting attended our May 24, 2023 annual meeting of stockholders.

Committees of the Board

Audit Committee

The Audit Committee is responsible for the appointment, compensation, retention and oversight of the work of our independent auditors. It also approves audit reports and plans, accounting policies, audit fees and certain other expenses. In connection with the rules adopted by the SEC and NASDAQ, we adopted a written charter for the Audit Committee, which is posted on our website at www.conns.com under “Investor Relations – Corporate Governance.” The Audit Committee reviews and reassesses the adequacy of the written charter on an annual basis.

During fiscal year 2024, the members of the Audit Committee were Mr. Shein, Mr. Saunders, Ms. Hartje and Ms. Gugino. The current members of our Audit Committee are Mr. Shein, who was appointed as Chair of the Audit Committee in May 2018, Mr. Saunders, who was appointed in August 2014. Ms. Hartje, who was appointed in March 2023, and Ms. Gugino, who was appointed in August 2023. The Audit Committee held four meetings during fiscal year 2024. The Board has determined that Mr. Shein, Ms. Hartje, Ms. Gugino and Mr. Saunders are “audit committee financial experts” as described in Item 407(d)(5) of Regulation S-K. In addition, each of the members of the Audit Committee is “independent” as defined by the NASDAQ listing standards and Sarbanes-Oxley, as determined by our Board of Directors.

Compensation Committee

The Compensation Committee establishes, reviews and approves the compensation program for the Chief Executive Officer and other executive officers based upon recommendations by its independent compensation consultant. Our Chief Executive Officer does not play a role, nor does he make any recommendations in respect of, the determination of his own compensation. The Compensation Committee also evaluates the compensation plans, policies and programs of the executive officers of the Company and makes recommendations to the Board of Directors concerning such plans, policies and programs. In addition, it advises the Board regarding compensation plans, policies and programs applicable to non-employee directors for their services as members of our Board, and administers our stock option, stock purchase and other equity plans. The Compensation Committee also evaluates the competitiveness of our compensation and the performance of our Chief Executive Officer and other executive officers. In connection with rules adopted by the SEC and NASDAQ, the Company adopted a written charter for the Compensation Committee, which was amended by our Board in March 2014 to provide that, before engaging a compensation adviser (other than in-house legal counsel), the Compensation Committee shall consider all factors that could affect the independence of such consultant, counsel or advisor as may be identified from time to time in the rules and regulations of the SEC and the listing standards of NASDAQ relevant to that adviser’s independence from management. A copy of the Compensation Committee charter, as amended, is posted on our website at www.conns.com under “Investor Relations – Corporate Governance.”

The current members of the Compensation Committee are Mr. Schofman (Chair), Mr. Bob Martin, Mr. Haworth, and Ms. Gugino.

The Compensation Committee held four meetings during fiscal year 2024. All members of the Compensation Committee were determined by the Board of Directors to be independent directors, as defined by NASDAQ listing standards. Additional information on the Compensation Committee’s processes and procedures for consideration of executive compensation are addressed in the section of this proxy statement captioned “Compensation Discussion and Analysis” below.

Compensation Committee Interlocks and Insider Participation

For fiscal year 2024, the Compensation Committee consisted of Mr. Haworth, Mr. Bob Martin, Mr. Schofman, and Ms. Gugino, each of whom our Board determined was independent in accordance with NASDAQ listing requirements. Ms. Gugino was appointed to the Committee in August 2023. No member of the Compensation Committee during fiscal year 2024 is or was formerly an officer or employee of the Company or any of its subsidiaries or was a related person in a related person transaction with the Company required to be disclosed under applicable SEC rules.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee assists the Board in identifying and recommending individuals for election or reelection as directors, including director candidates submitted by our stockholders, and advises the Board with respect to corporate governance policies and procedures. The Nominating and Corporate Governance Committee will periodically review and make recommendations regarding our corporate governance policies and procedures, which are discussed in part below under the caption “Corporate Governance” and copies of which are posted on our website at www.conns.com under “Investor Relations – Corporate Governance.” We adopted a written charter for the Nominating and Corporate Governance Committee, and a summary “corporate governance policies and procedures” which are posted on our website at www.conns.com under “Investor Relations – Corporate Governance.”

The Nominating and Corporate Governance Committee is also responsible for overseeing a formal evaluation process to assess the composition and performance of the Board, each committee, and each individual director on an annual basis. The assessment is conducted to identify opportunities for improvement and skill set needs, as well as to ensure that the Board, committees, and individual members have the appropriate blend of diverse experiences and backgrounds and are effective and productive. As part of the process, each member of the Board completes a questionnaire that includes Board, committee and individual assessments. While results are aggregated and summarized for discussion purposes, individual responses are not attributed to any member and are kept confidential to ensure honest and candid feedback is received.

Members of the Nominating and Corporate Governance Committee are appointed by the Board. The members of the Nominating and Corporate Governance Committee serve until their successors are duly elected and qualified, and they may be removed by the Board of Directors in its discretion. Each member of the Nominating and Corporate Governance Committee is an independent director (who, for the avoidance of doubt, is not an employee of the Company or any of its subsidiaries).

During fiscal year 2024, the members of Nominating and Governance Committee were Mr. Martin, Mr. Haworth and Mr. Saunders, and each is serving on our Nominating and Corporate Governance Committee as of the date of this Proxy Statement.

All members of the Nominating and Corporate Governance Committee were determined by the Board to be “independent” as defined by the SEC and NASDAQ listing standards. The Nominating and Governance Committee held one meeting during fiscal year 2024.

Credit Risk Committee

In December 2014, the Board established a Credit Risk and Compliance Committee. In March 2018, the Board approved the continuation of the Credit Risk Committee and the formation of a separate Compliance Committee. The Credit Risk Committee is responsible for reviewing credit risk, underwriting strategy, the provision methodology, and monitoring trends in the Company’s loan portfolio. We have adopted a written charter for the Credit Risk Committee, which is posted on our website at www.conns.com under “Investor Relations – Corporate Governance.” During fiscal year 2024, the members of our Credit Risk Committee were Mr. Saunders (chair), Mr. Doug Martin, and Ms. Hartje, and each is serving on our Credit Risk Committee as of the date of this Proxy Statement. The Credit Risk Committee held ten meetings during fiscal year 2024.

Compliance Committee

The Compliance Committee is responsible for reviewing the Company’s compliance activities and the Company’s compliance management system. We adopted a written charter for the Compliance Committee, which is posted on our website at www.conns.com under “Investor Relations – Corporate Governance.” During fiscal year 2024, the members of our Compliance Committee were Mr. Miller, Mr. Doug Martin and Mr. Shein, and each is serving on our Compliance Committee as of the date of this Proxy Statement. The Compliance Committee held ten meetings during fiscal year 2024.

Environmental, Social and Governance (ESG)

The Company is committed to making a difference throughout our communities and creating a sustainable future for our employees, consumers, investors, and other stakeholders. It is important to define our success beyond just financial growth and profitability and look at business practices that promote environmental, social and governance (ESG) issues. The Board continues to actively look for ways to improve our company and partners along these fronts and to be good corporate citizens. You can learn more about our ESG efforts at www.conns.com/esg.

Compensation of Non-Employee Directors

The Compensation Committee periodically reviews director compensation for service on the Board and Board committees and recommends director compensation and any changes to such compensation to the Board for approval. The Board annually reviews and approves director compensation for Board and committee service based on the recommendations of the Compensation Committee. The Compensation Committee partners with Frederic W. Cook & Co. (“F.W. Cook”) to review the competitiveness of the compensation program for our non-employee directors on a regular basis. The following table summarizes the fiscal year 2024 non-employee director compensation program:

Fee	Annual Amount
Annual Cash Retainer (1)	$80,000
Additional Annual Retainer for:
• Lead Independent Director	$25,000
• Audit Committee Chair	$20,000
• Credit Risk Committee Chair	$15,000
• Compliance Committee Chair	$10,000
• Compensation Committee Chair	$15,000
• Nominating & Corporate Governance Committee Chair	$10,000
Annual Equity Award (2)	$125,000

(1)

In addition to the annual cash retainers and equity awards, the Company reimburses all directors for reasonable travel and out-of-pocket expenses incurred in connection with their duties as directors, including attendance at meetings.

(2)

Annual equity awards are granted on the day following the date of the annual stockholders meeting, in the form of restricted stock units. The restricted stock units granted vest on the one-year anniversary of the date of grant. The number of restricted stock units granted is determined by dividing the total dollar amount awarded by the average closing price of the Company’s common stock during the 20-day period prior to and including the grant date.

In November 2017, the Compensation Committee approved, and the Board ratified, the stock ownership guidelines for non-employee directors to attain aggregate equity in Conn’s stock valued at four times the annual cash retainer before the five year anniversary of their appointment as non-employee directors. As of January 31, 2024, Messrs. Bob Martin, Doug Martin, Haworth, Shein, Schofman and Saunders met these ownership requirements, while Ms. Hartje and Ms. Gugino were within the 5-year achievement window and continued to make progress toward the ownership threshold.

Directors who are also employees of the Company do not receive any compensation for service as a Board or Committee member. Non-employee directors are eligible to participate in the employee discount program on the same terms as Company employees. Pursuant to the employee discount program, non-employee directors can purchase Conn’s merchandise at product cost plus ten percent.

At our 2023 annual meeting, our stockholders approved the Company’s Amended 2020 Omnibus Equity Plan. The Amended 2020 Omnibus Equity Plan amended the previously adopted 2020 Omnibus Equity Plan. The Amended 2020 Omnibus Equity Plan is administered by our Compensation Committee and provides for equity grants, including but not limited to restricted stock, restricted stock units and stock options to both employees and non-employee directors.

On May 25, 2023, all non-employee directors, except Ms. Gugino, received 28,217 restricted stock units with an aggregate fair value of $110,893 for accounting purposes. On June 6, 2023, Ms. Gugino received 28,869 restricted stock units with an aggregate fair value of $128,178. The number of restricted stock units granted is determined by dividing the total dollar amount awarded by the average closing price of the Company’s common stock during the 20-day period prior to and including the grant date. The following table presents the total compensation for each non-employee director for fiscal year 2024:

DIRECTOR COMPENSATION
Name	Fees Earned or Paid in Cash ($)[1]	Stock Awards ($)[2]	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)[3]	Total ($)
Bob L. Martin	$115,000	$110,893	—	—	—	—	$225,893
Douglas H. Martin	$80,000	$110,893	—	—	—	—	$190,893
James H. Haworth	$80,000	$110,893	—	—	—	—	$190,893
Karen Hartje	$80,000	$110,893					$190,893
Ann Gugino	$80,000	$128,178	—	—	—	—	$208,178
Oded Shein	$100,000	$110,893	—	—	—	—	$210,893
William (David) Schofman	$95,000	$110,893	—	—	—	—	$205,893
William E. Saunders, Jr.	$95,000	$110,893	—	—	—	—	$205,893
Sue Gove	$—	$—	—	—	—	—	$—

(1)

In addition to the annual retainer of $80,000, includes annual Committee chair fees paid to Mr. Bob Martin ($25,000 for serving as Lead Independent Director, and $10,000 for serving as chair of the Nominating and Corporate Governance Committee), Mr. Shein ($20,000 for serving as chair of the Audit Committee), Mr. Schofman ($15,000 for serving as chair of the Compensation Committee) and Mr. Saunders ($15,000 for serving as chair of the Credit Risk Committee).

(2)

Represents aggregate grant date fair value of awards granted during the year in accordance with FASB ASC Topic 718. Information regarding the assumptions used in calculating the fair value under FASB ASC Topic 718 can be found in Notes 1 and 10 to the financial statements contained in the Company’s Annual Report on Form 10-K for fiscal year 2024.

Listed below are the aggregate outstanding stock awards (unvested) held by each non-employee director as of January 31, 2024:

Name	Stock Awards

Bob L. Martin	28,217
Douglas H. Martin	28,217
James H. Haworth	28,217
Karen Hartje	28,217
Ann B. Gugino	28,869
Oded Shein	28,217
William (David) Schofman	28,217
William E. Saunders, Jr.	28,217

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

This Compensation Discussion and Analysis provides stockholders with an understanding of our compensation philosophy, objectives, policies and practices in place during fiscal year 2024, as well as the factors considered by our Compensation Committee in making compensation decisions for fiscal year 2024. This Compensation Discussion and Analysis focuses on the compensation of each person that served as our Chief Executive Officer and our Chief Financial Officer during fiscal year 2024, and our three most highly compensated executive officers serving as of the end of fiscal year 2024 other than our Chief Executive Officer and Chief Financial Officer (the “named executive officers”).

Name	Title
Norman L. Miller Timothy Santo	President and Chief Executive Officer Executive Vice President and Chief Financial Officer
George L. Bchara	Former Executive Vice President and Chief Financial Officer
Rodney D. Lastinger	President, Retail
Mark L. Prior	Senior Vice President and General Counsel & Secretary
Thomas J. Fenton	Senior Vice President and Chief Credit Officer

Business Highlights and Outlook

Business Highlights and Company Initiatives During Fiscal Year 2024

We are a leading specialty retailer that offers a broad selection of quality, branded durable consumer goods and related services in addition to a proprietary credit solution for our core credit-constrained consumers. We operate an integrated and scalable business through our retail stores and website. Our complementary product offerings include furniture and mattresses, home appliances, consumer electronics and home office products from leading global brands across a wide range of price points. Our credit offering provides financing solutions to a large, under-served population of credit-constrained consumers who typically have limited financing options. We provide customers the opportunity to comparison shop across brands with confidence in our competitive prices as well as affordable monthly payment options, next-day delivery and installation in most of our markets, and product repair service. We believe our large, attractively merchandised stores and credit solutions offer a distinctive shopping experience compared to other retailers that target our core customer demographic.

On December 18, 2023, we announced a merger with W.S. Badcock LLC (“Badcock”). Founded in 1904, Badcock operates nearly 380 stores in eight southeastern states comprised of 65+ corporate locations and 310+ independent dealer owned stores. The stores are branded “Badcock Home Furniture & more” and provide customers with furniture, appliances, bedding, electronics, home office equipment, accessories, and seasonal items. Badcock offers customers affordable payment plans, including Badcock Easy Purchase, an in-house payment solution. The transaction brings together two highly complementary companies with significant reach across 15 states and powered by best-in-class payment offerings, compelling eCommerce capabilities, and a premium shopping experience.

In addition to the transaction with Badcock, in fiscal year 2024, we continued to refocus our efforts on serving our core credit constrained customers as we continue to face the impacts of macroeconomic headwinds and changes in consumer behavior. Providing multiple financing options is our key differentiator and we continued pursuing profitable growth strategies aimed at enhancing the payment options we provide to our existing and prospective customers. Despite the number of challenges in fiscal year 2024, we achieved record eCommerce sales as we expanded our digital capabilities and improved our customer experience.

We further maintained our focus on enhancing our credit platform to support the pursuit of our long-term growth objectives. We delivered the following financial and operational results in fiscal year 2024:

•	Total consolidated revenue declined 7.8% to $1.2 billion, due to a 9.1% decline in total net sales, and a 3.6% reduction in finance charges and other revenues;

•	Badcock, which was acquired on December 18, 2023, contributed $77.5 million to total consolidated revenue; and

•	Net loss per diluted share was $3.17 and included $16.3 million of one-time transaction expenses.

In response to challenging macroeconomic pressures, the Company has updated its near-term strategic priorities which include:

•

Integration of Badcock. We intend to focus our efforts on a successful integration of the Badcock business. We have created an Integration Management Office, an Integration Steering Committee and regularly update our Board of Directors as to our progress. We are implementing identified synergies within merchandising, inventory and logistics management, integrating enterprise resource planning ERP systems and intend to extend our traditional installment loan financing options to all Badcock stores by early summer.

•

Refocus on core customer. We continue to refocus our efforts on serving core credit-constrained customers as we continue to face the impacts of macroeconomic headwinds and changes in consumer behavior. Providing multiple financing options is our key differentiator. We are pursuing profitable growth strategies aimed at enhancing the payment options we provide to our large and established customer base.

•	eCommerce enhancement. We completed the final phase of the eCommerce platform conversion, which further enhanced our digital capabilities and produced record second quarter eCommerce sales.

Outlook

We believe that the broad appeal of our value proposition to our geographically diverse core demographic, the unit economics of our business and the current retail real estate market should provide the stability necessary to maintain our business. We further believe that our merger with Badcock only enhances our value proposition. We expect our brand recognition and long history in our core markets, for both Conn’s and Badcock brands, should give us the opportunity to further penetrate our existing footprint, particularly as we leverage existing marketing spend, logistics infrastructure, and service footprint. We plan to continue to improve our operating results by leveraging our existing infrastructure and seeking to continually optimize the efficiency of our marketing, merchandising, distribution and credit operations, and realizing synergies between Conn’s and Badcock. As we expand in existing markets, we expect to increase our purchase volumes, achieve distribution efficiencies and strengthen our relationships with our key vendors. Over time, we also expect our increased store base and higher net sales to further leverage our existing corporate and regional infrastructure.

President & Chief Executive Officer Transition

On October 17, 2022, Norman L. Miller accepted the role to serve as Interim President and Chief Executive Officer (“Interim CEO”) until a new CEO could be identified. Per Mr. Miller’s offer letter that related to his services as Interim CEO (the “Interim CEO Offer Letter”), Mr. Miller received the following compensation during fiscal 2024 which was designed to reflect the temporary nature of the role: (i) a monthly salary payment of $210,000; (ii) an initial equity award granted on October 18, 2022 with a grant value of $1,000,000 that vested on the one-year anniversary of the grant date; and (iii) an equity award valued at $750,000 granted at the beginning of each fiscal year quarter (i.e., February, May, August and November) that each vests on the one-year anniversary of the grant date. Equity awards that vest from grants made pursuant to the Interim CEO Offer Letter are subject to a two-year post-vest holding period, measured from the date the equity awards vest. Mr. Miller received equity awards, each valued at $750,000, on February 1, May 1, August 1, and November 1, 2023. On December 18, 2023, the Board of Directors offered, and Mr. Miller accepted, the position of President and Chief Executive Officer, on a non-interim basis, in order to ensure stable leadership and management at the time of the Company’s acquisition and integration of Badcock. In connection with his appointment, Mr. Miller’s right to receive these quarterly grants ended but the monthly salary payments continued until a new compensation agreement could be determined.

On February 15, 2024, Mr. Miller entered into a new offer letter (the “New Offer Letter”) with the Company setting forth the terms of his employment and compensation for serving as President and Chief Executive Officer on a non-interim basis. Pursuant to the New Offer Letter, Mr. Miller will be entitled to an annualized base salary of $1.0 million and will be eligible for an annual bonus with a target payout of 150% of base salary and maximum annual bonus of 200% of his target bonus. Mr. Miller will also be eligible for long-term incentives under the terms and conditions of the Company’s annual long-term incentive program in the form of restricted stock units and performance based restricted stock in an amount to be determined annually by the Compensation Committee based on then-current competitive market practices, the availability of shares for grant in our stock plans, potential dilution considerations, our equity compensation strategy, and overall business conditions. In addition to the New Offer Letter, Mr. Miller entered into an Executive Severance Agreement which is discussed in greater detail under “Executive Severance Agreement for Mr. Miller – President & Chief Executive Officer” below.

Other Leadership Transitions

On November 13, 2023, Mr. George Bchara, Executive Vice President and Chief Financial Officer of the Company, submitted his voluntary resignation as Chief Financial Officer of the Company, effective November 17, 2023. Mr. Bchara remained an employee of the Company through December 1, 2023.

Effective November 17, 2023, the Company named Mr. Timothy Santo, to Interim Chief Financial Officer, making Mr. Santo responsible for leading the Company’s financial matters, and reporting to the Chief Executive Officer. Effective February 15, 2024, the Company promoted Mr. Santo to Executive Vice President and Chief Financial Officer on a non-interim basis. Mr. Santo will continue to conduct his duties as Chief Accounting Officer of the Company until a new Chief Accounting Officer is hired.

Compensation Philosophy and Objectives

We have developed a compensation program for our named executive officers that is intended to: (i) reward and motivate individual and Company performance; (ii) attract and retain executive talent with competitive compensation opportunities; and (iii) build and encourage ownership of our Common Stock by our named executive officers. Toward these goals, our compensation program has been designed and administered to reward our named executive officers based on our financial and operating performance and their individual performance, and to align their interests with those of our stockholders. In addition, these goals are intended to encourage long-term commitment to the Company by our named executive officers. We believe that our executive compensation program, which consists primarily of a base salary, an annual performance-based cash bonus opportunity, and long-term time-based and performance-based equity incentive awards, promotes these objectives.

Compensation Philosophy

The following is the executive compensation philosophy that has been adopted by our Compensation Committee:

Compensation realized by executives should reflect the individual skills and contributions of the executive, as well as the Company’s overall performance against its business plan and changes in stockholder value.

The basic objectives of the Company’s executive compensation program include:

•	Attracting, motivating and retaining skilled executives necessary to execute its business strategy;

•	Motivating executives by linking compensation opportunity to the achievement of the Company’s short-term and long-term growth and profitability goals as well as execution of its business strategy;

•	Aligning interests of management and stockholders by linking realized compensation directly to increases in stockholder value and requiring ownership of our Common Stock over a sustained period; and

•

Promoting a pay-for-performance culture on a risk-appropriate basis with a significant portion of the named executive officer’s compensation to be earned, or increase in value, based on Company and stock performance.

In addition, the efficiency of the overall program from a tax, accounting, cash flow and stockholder dilution perspective should be balanced against the above objectives. In support of the stated objectives, the Company delivers an executive compensation program that includes the following fundamental elements:

1.	Base salary;

2.	Annual cash incentive bonuses; and

3.	Long-term equity incentives in the form of time-based nonqualified stock options (“Options”), time-based restricted stock units (“RSUs”) and performance-based restricted stock units (“PSUs”).

Additional benefits and perquisites may be included when appropriate. A named executive officer’s total direct compensation opportunity (i.e., base salary, annual cash incentives and long-term equity incentives) should be competitive with market practice. “Market practice” generally is viewed by the Compensation Committee as the median (i.e., 50th percentile) of the total direct compensation opportunity of peer executives at companies in our peer group (defined below). However, the Compensation Committee may, in its discretion, provide a named executive officer with a total direct compensation opportunity above or below market practice, based on the following factors:

•	The named executive officer’s individual skills, experience, and performance; and

•	The difficulty of replacing the named executive officer and importance of the position to the Company.

Actual compensation earned by a named executive officer may be above or below market level depending on the named executive officer’s individual performance and the Company’s absolute or relative performance compared with its peers.

Compensation Objectives

Reward Performance: A significant portion of the total direct compensation of each of our named executive officers is performance-based. One way in which we reward performance is through grants of equity, the value of which is tied to changes in our stock price. While we recognize that stock price performance is a closely monitored measure of performance, given the volatile nature of business conditions in our industry and the financial markets, we believe that it may not always be the most appropriate performance measure for incentive plan purposes. As a result, in fiscal year 2024, a portion of our named executive officers’ total direct compensation is based on the Company’s financial results, as measured by adjusted EBITDA and increases in same store sales (for purposes of earning bonuses under the annual cash incentive plan).

Attract, Retain and Motivate: We structure the compensation of our named executive officers with the goal of attracting and retaining excellent executives in our significant areas of operations – sales, merchandising, financial and liquidity, consumer credit, distribution, product service and training. We promote these objectives by providing compensation that is intended to be competitive within our industry and by providing that equity awards vest over a three-year period (subject to our Compensation Committee’s discretion in determining a different vesting schedule as it deems appropriate under the circumstances) for purposes of retention. In addition, a significant portion of a named executive officer’s total direct compensation opportunity is tied to performance-based incentives that are intended to motivate our named executive officers to achieve strong financial and operational results.

Encourage Ownership of our Common Stock: We believe that ownership of our Common Stock by our named executive officers directly aligns their interests with those of our stockholders. To reinforce this belief, our Compensation Committee adopted stock ownership guidelines for our named executive officers, as further described under the caption “Compensation Discussion and Analysis- Stock Ownership Guidelines.”

Determining Compensation

The Compensation Committee is responsible for administering the executive compensation program for each of the named executive officers, including the Chief Executive Officer. The Chief Executive Officer assists the Compensation Committee with administering the executive compensation program for the other named executive officers, except with regard to certain actions and responsibilities that are specifically reserved to the Compensation Committee or Board of Directors. The Chief Executive Officer plays no role in the compensation process, and is not present during voting or deliberations, with respect to his own compensation. The Compensation Committee’s responsibilities are identified in its charter posted on our website at www.conns.com under “Investor Relations – Corporate Governance.”

Our Compensation Committee seeks to structure compensation of our named executive officers in such a manner as to avoid encouraging excessive risk taking. To better align stockholder interests and appropriate risk-taking the Compensation Committee: (i) caps the annual incentive bonus opportunity at 200% of the target bonus; (ii) adopted stock ownership guidelines for our named executive officers; and (iii) imposes varying time horizons for short and long-term incentive compensation, intending to balance the executive’s attention to our short and long-term performance goals and business objectives. The Compensation Committee also periodically reviews and adjusts the cash and equity award amounts tied to our short and long-term performance goals and objectives to better address changes in the market and Company risks as they arise and adjust our direction and actions to compensate for such risks. We believe that these actions help ensure ongoing alignment of our pay-for-performance objectives and our stockholder interests with a view to long-term value creation while mitigating excessive risk-taking.

In applying the above-described objectives for our executive compensation program, the Compensation Committee, in making its final determination, primarily relies upon:

•

input and recommendations received from the Chief Executive Officer regarding the day-to-day performance, areas of responsibilities and expectations for future performance of executive officers other than the Chief Executive Officer;

•	publicly available information with respect to the executive compensation practices of our peer group companies;

•	the analysis and recommendations of its independent compensation consultant, F.W. Cook, regarding our compensation programs for our executive officers; and

•	its own judgment and knowledge of the industry.

Input Received from our Chief Executive Officer

The Compensation Committee relies in part on the input and recommendations of our Chief Executive Officer in making its determination regarding base salaries of the executive officers (other than the Chief Executive Officer), individual levels for annual incentive bonus compensation, and whether to grant long-term equity awards to such executive officers and if so, in what forms and amounts. The Compensation Committee believes that our Chief Executive Officer, by virtue of his role in overseeing the day-to-day performance of such individuals and his experience in the industry, is appropriately suited to make informed recommendations to the Compensation Committee with respect to the foregoing elements of our executive compensation program. The Compensation Committee alone, with input and guidance from its independent compensation consultant, F.W. Cook, determines the compensation for our Chief Executive Officer.

Industry Peer Group

While the Compensation Committee does not rely solely on any comparative analyses of the amounts and forms of compensation which are paid to the named executive officers with comparable roles at other public companies, it does review annually and take into consideration such analyses for public companies of comparable size and nature to our businesses (i.e., retail businesses including those that provide in-house financing of their merchandise sales), as well as similarly situated public companies outside the retail business industry. We refer to such companies collectively as our peer group. For fiscal year 2024, the peer group was reviewed by the Compensation Committee based on selection criteria that reflect the Company’s size and business. The selection criteria was based on industry classification, revenue, and market capitalization, and developed by the Compensation Committee’s independent compensation consultant acting at the Compensation Committee’s direction. The companies that comprise our peer group are both retail and consumer finance companies. Retail companies in the peer group are as follows: Aaron’s, Ethan Allen, Haverty Furniture, Hooker Furniture, Kirkland’s, La-Z-Boy, Rent-A-Center and Sleep Number. Consumer finance companies in the peer group are as follows: Encore Capital, Enova International, EZCORP, First Cash Financial, PRA Group and PROG Holdings. This peer group was used for purposes of reviewing the compensation of our named executive officers for fiscal year 2024.

The Compensation Committee considers the amount and structure of peer company compensation when determining the compensation of executive officers, but the Compensation Committee does not target compensating our named executive officers to a specific benchmark level relative to our peer group, since our business model and resulting areas of responsibility are not directly comparable with those of named executives within our peer group. Instead, the Compensation Committee utilizes the competitive peer group compensation data to confirm that our compensation and incentive opportunities are appropriate and competitive relative to the market. The Compensation Committee may determine to modify the compensation levels of our named executive officers if they are deemed to not be competitive. The Compensation Committee also relies on its knowledge of the industry practices and our peers in determining our named executive officers’ base salary, annual bonus and long-term equity awards, as it deems appropriate and necessary to reward overall performance and achievements and to promote retention and stability within our executive team.

Compensation Consultant

The Compensation Committee has engaged F.W. Cook as its independent compensation consultant. F.W. Cook is responsible for preparing and presenting a comprehensive competitive market study of the compensation levels and practices for a group of industry peers on a periodic basis. The fiscal year 2024 industry peer group is listed and described in more detail in the above section captioned “Compensation Discussion and Analysis – Determining Compensation - Industry Peer Group.” F.W. Cook is also responsible for preparing and presenting an outside director compensation study using the same industry peer group. The Compensation Committee relies on F.W. Cook for input on pay philosophy, current market trends, regulatory considerations and prevalence of benefit and perquisite programs.

The Compensation Committee considered whether F.W. Cook is independent from management, utilizing, among other things, the independence factors required by the SEC and NASDAQ. Based on this review, the Compensation Committee determined that F.W. Cook is independent from Company management and that F.W. Cook has no conflicts of interest in performing its work.

A representative of F.W. Cook attends Compensation Committee meetings as requested by the Compensation Committee. F.W. Cook works with management only under the direction of the Compensation Committee and does not provide any other advice or consulting services to the Company.

Other Factors

The Compensation Committee also considers our financial performance and business outlook to the extent that the Compensation Committee believes it may be fairly attributed to or related to the performance of a particular named executive officer. The Compensation Committee considers the contribution of each named executive officer relative to their individual responsibilities and capabilities.

Elements of Compensation

The compensation of our named executive officers consists of three basic elements: (i) base salary; (ii) annual cash incentive bonus (based on Company performance (and, in some cases, individual performance) and with discretionary aspects to reward outstanding performance); and (iii) equity awards. These components work together in determining the overall compensation of our named executive officers.

Base Salary

Each named executive officer receives a base salary determined by the Compensation Committee to be commensurate with the officer’s area of responsibility and that officer’s area and extent of responsibility in relation to Company performance. Individual salaries are determined based on our established salary policies, the individual’s level of responsibility, value to the Company, individual performance, and prior relevant experience. No specific formula is applied to determine the weight of each factor, and the factors are considered by our Compensation Committee in its discretion. Salary reviews are conducted annually in which individual performance is evaluated; however, individual salaries are not necessarily adjusted each year. Our Compensation Committee generally establishes base salaries at levels that are intended to be competitive with market practice, as further described above under the caption “Compensation Discussion and Analysis - Compensation Philosophy and Objectives.”

As discussed above, Mr. Miller received a monthly salary of $210,000 for his service as Interim President and Chief Executive Officer for fiscal year 2024. On February 15, 2024, Mr. Miller entered into the New Offer letter with the Company providing for an annualized base salary of $1,000,000 to serve as President and Chief Executive Officer on a non-interim basis.

The Compensation Committee did not increase Messrs. Bchara, Lastinger, Prior or Fenton’s base salaries during fiscal year 2024 due to: (i) internal pay equity considerations, (ii) overall market conditions; and (iii) the Compensation Committee’s belief that these named executive officers’ salaries are competitive when compared to recent market survey data. Mr. Miller’s base salary for fiscal year 2023 changed in connection with his appointment to the position of Interim President and Chief Executive Officer. Mr. Santo was not employed by the Company in fiscal year 2023.

Name	FY 24 Annual Base Salary		FY 23 Annual Base Salary	% Change
Timothy Santo	$350,000	(1)	N/A	N/A
George L. Bchara	$550,000	(1)	$550,000	0.0%
Rodney D. Lastinger	$540,000		$540,000	0.0%
Mark L. Prior	$400,000		$400,000	0.0%
Thomas J. Fenton	$425,000		$425,000	0.0%

(1)

Effective February 15, 2024, in connection with his promotion to Executive Vice President and Chief Financial Officer of the Company, Mr. Santo’s base salary was increased from $350,000 to $475,000. On November 13, 2023, Mr. Bchara, Executive Vice President and Chief Financial Officer of the Company, submitted his voluntary resignation as Chief Financial Officer of the Company, effective November 17, 2023. Mr. Bchara remained an employee of the Company through December 1, 2023. Mr. Bchara earned $482,308 in base salary prior to his departure from the Company in December 2023.

Annual Cash Incentive Plan

The Company uses annual cash incentives to help focus attention on current strategic priorities and drive achievement of annual objectives. The annual cash incentive plan is intended to focus executive officers towards continuing to improve both corporate and individual performance. The Compensation Committee establishes our annual cash incentive plan for all named executive officers, as well as certain other executive officers and employees, after receiving recommendations from the Chief Executive Officer. The annual incentive bonus opportunity is stated as a percentage of base salary that is intended to be consistent with the competitive market for executives in similar positions. Typically, the named executive officers receive annual cash incentive bonus payments based on the achievement of pre-determined Company performance goals approved by the Compensation Committee each fiscal year. Upon completion of each fiscal year, the Compensation Committee determines the annual cash incentive bonus payments based on the achievement of the performance goals under results of the bonus plan and each named executive officer’s bonus target percentage. The Compensation Committee discusses and approves the annual cash incentive bonus payments annually, considering the factors stated above.

Individual named executive officers may also receive bonus payments based on individual performance. These bonus levels, in the case of named executive officers other than the Chief Executive Officer, are recommended by the Chief Executive Officer, and in all cases, are established by the Compensation Committee, based on the applicable named executive officer’s level of responsibility and ability to affect the performance of his area of responsibility and the Company’s performance. At the end of each fiscal year, the Compensation Committee may additionally establish individual performance bonus awards for each named executive officer upon recommendation of the Chief Executive Officer (for named executive officers other than the Chief Executive Officer), or as separately determined by the Compensation Committee.

The Compensation Committee selected certain qualitative measures relating to liquidity, rollout of the Company’s in-house lease-to-own program, and migration of its new ecommerce platform along with adjusted EBITDA and same store sales as the primary performance benchmarks for purposes of the fiscal 2024 annual cash incentive plan. The qualitative measures were put in place by the Compensation Committee to incentivize management’s focus on the Company’s capital structure and key strategic initiatives. The Compensation Committee continues to believe adjusted EBITDA serves as an appropriate measure of the Company’s operating cash flow and overall financial performance. The calculation of adjusted EBITDA is based on net income plus interest expense, plus provision for income taxes, plus depreciation, plus amortization, plus loss from early extinguishment of debt, plus non-cash stock compensation expense and plus charges and credits. The achievement of the qualitative measures, adjusted EBITDA targets and same store sales growth targets are weighted 50%, 25% and 25%, respectively, in the determination of payment amounts under the annual cash incentive plan.

For fiscal year 2024, the Compensation Committee established the qualitative measures, adjusted EBITDA and increase in same store sales performance targets for purposes of the Company’s annual cash incentive plan for our named executive officers as follows:

Performance Measure	Threshold	Target	Maximum

Qualitative (50%):		Achieve all 3 objectives
• Minimum liquidity
• Completion of in-house lease-to-own
• Migration of Big Commerce
EBITDA (25%)	$52.9 million	$60.4 million	$80.8 million
Adjusted Same Store Sales Increase (25%)	0.0%	2.0%	6.0%

The following chart details the threshold, target and maximum annual cash incentive opportunity for fiscal year 2024 for each named executive officer as a percentage of base salary in effect at the end of the year. Mr. Miller was not eligible for an annual cash bonus for fiscal year 2024 in his role as Interim CEO.

Name	Threshold	Target	Maximum

Timothy Santo	25%	50%	75%
George L. Bchara(1)	50%	100%	150%
Rodney D. Lastinger	50%	100%	150%
Mark L. Prior	37.5%	75%	112.5%
Thomas J. Fenton	37.5%	75%	112.5%

(1)

On November 13, 2023, Mr. Bchara, Executive Vice President and Chief Financial Officer of the Company, submitted his voluntary resignation as Chief Financial Officer of the Company, effective November 17, 2023. Mr. Bchara remained an employee of the Company through December 1, 2023. Mr. Bchara forfeited his eligibility to receive any bonus payment under the annual cash incentive plan in connection with his departure from the Company in December 2023.

For fiscal year 2024, the three qualitative measure objectives were achieved, adjusted EBITDA performance was below Threshold and same store sales increase was also below Threshold. Therefore, 50% of the target annual cash incentive plan bonus was paid for fiscal year 2024.

The Compensation Committee also believes that it is important to have the flexibility to grant discretionary bonuses if the Company achieves or exceeds one or more specific performance goals, and if the Compensation Committee determines that management’s overall performance during the year merits special financial recognition. Further, the Chief Executive Officer may recommend discretionary bonuses, outside of our annual incentive plan, for executive officers (other than himself) to the Compensation Committee when deemed appropriate and provide the Compensation Committee with his rationale for the recommended bonus amounts. The Compensation Committee makes all final decisions as to the compensation of the named executive officers including the award of any discretionary bonuses. Retention bonuses were awarded to each of Messrs. Bchara, Lastinger, Prior and Fenton in November 2022 and paid in the amount of $62,500 each in November 2023. Further for fiscal year 2024, Mr. Miller recommended, and the Compensation Committee deemed appropriate, discretionary bonuses for Messrs. Prior, Santo and Fenton in the amount of $25,000, $22,500 and $15,625, respectively. These discretionary bonuses were recommended and approved due to Messrs. Prior, Santo and Fenton’s efforts during the Company’s acquisition and integration of W.S. Badcock LLC. Moreover, Mr. Santo’s discretionary bonus also reflects his work in the dual role of Chief Accounting Officer and Chief Financial Officer since his promotion to Chief Financial Officer in November of 2023.

Equity Awards

We use equity awards to complement base salary and short-term cash incentive bonus compensation components provided to our named executive officers and to further help align executive pay with the long-term financial performance of the Company. We further believe that stock ownership by our executive officers aligns executive interests with those of our stockholders.

We do not target any set mix of compensation components. Our Compensation Committee reviews the goals of our Company and the status of the markets in which we compete to determine the appropriate combination of short-term and long-term incentive compensation necessary in order to properly incentivize our executives to best implement both the short-term and long-term elements of our Company strategies. Our Compensation Committee considers each executive’s ability and individual responsibility to directly impact our Company’s overall performance in the long-term and makes equity awards based on considerations for each individual executive.

The Compensation Committee may, in its discretion, grant equity awards to the named executive officers from time-to-time, which may include Options, RSUs, and PSUs, as well as other forms of equity awards, pursuant to our Amended 2020 Omnibus Equity Plan.

Fiscal Year 2024 Annual Equity Awards to Named Executive Officers

At the beginning of fiscal year 2024, the Compensation Committee elected to grant RSUs and PSUs to our named executive officers excluding Mr. Miller who was compensated per the terms of his Interim CEO Offer Letter. For our named executive officers excluding Mr. Miller, fifty percent (50%) of the awards were granted in the form of RSUs that vest ratably over the three-year period beginning on the first anniversary of the grant date and the remaining fifty percent (50%) of the awards were granted in the form of PSUs that vest, if at all, at the end of the three-year period following the date of grant based on the achievement of specified total shareholder return (“TSR”) targets at the end of the three-year vesting period as follows:

Performance Level	Threshold	Target	Maximum	Premium

Percentage of PSUs Vesting	50% of Target	100% of Target	150% of Target	200% of Target
Annualized TSR	5%	8%	15%	20%

The percentage of PSUs vesting will be determined using straight-line interpolation between the performance levels set forth above, provided that no PSUs shall vest for performance at levels below the Threshold.

The value of the equity awards granted was determined based on the review of each named executive officer’s total direct compensation compared to competitive market data as well as that executive’s area of responsibility and performance in relation to other executive’s performance and overall Company achievement. The value of the annual fiscal year 2024 equity awards granted on February 1, 2023, is as follows: Mr. Bchara - $800,000; Mr. Lastinger - $600,000; Mr. Prior - $400,000 and Mr. Fenton - $500,000. Mr. Santo did not receive the fiscal year 2024 annual equity award since he was not yet employed by the Company and Mr. Bchara’s RSUs and PSUs were forfeited as of the time of his departure from the Company in December 2023. Additional details regarding the equity awards granted to our named executive officers, including grant date fair value, are described in the Grants of Plan Based Awards table below.

Additional Fiscal Year 2024 Equity Award Grants to Certain Named Executive Officers

On April 24, 2023, Mr. Santo received an equity award of RSUs valued at $225,000 in connection with his hire as the Company’s Chief Accounting Officer. The RSUs vest ratably over the three-year period beginning on the first anniversary of the grant date. Additional details regarding these additional equity awards to our named executive officers, including grant date fair value, are described in the Grants of Plan Based Awards table below.

Interim CEO Compensation

The Interim CEO Offer Letter provided that while Mr. Miller served as Interim President and Chief Executive Officer, he was entitled to the following: (i) a monthly salary payment of $210,000; (ii) an initial equity award granted on October 18, 2022 with a grant value of $1,000,000 that vested on the one-year anniversary of the grant date; and (iii) an equity award valued at $750,000 granted at the beginning of each fiscal year quarter (i.e., February, May, August and November) that each vests on the one-year anniversary of the grant date. Equity awards that vest from grants made pursuant to the Interim CEO Offer Letter are subject to a two-year holding period, measured from the date the equity awards vest. Mr. Miller received equity awards, each valued at $750,000, on February 1, May 1, August 1, and November 1, 2023. Mr. Miller’s right to receive these quarterly grants ended in connection with his appointment to Chief Executive Officer on a non-interim basis.

Health, Retirement, Perquisites and Other Benefits

Our named executive officers are eligible to participate in the same retirement and other health and welfare benefit plans, including medical, dental, vision, long-term and short-term disability, life insurance, employee discount, and in the Company’s employee stock purchase plan, in each case on the same basis as our other eligible employees.

Stock Ownership Guidelines

Our Board of Directors adopted stock ownership guidelines for our named executive officers to help align their interests more closely with the interests of our stockholders. Under the guidelines, within five years from the date of hire, the Company’s Chief Executive Officer is required to own shares of Common Stock with a value equal to at least five times his annual base salary. The stock ownership guidelines for all other named executive officers now require ownership of a value at least two times annual base salary within five years from the date of hire.

If an individual becomes subject to the stock ownership guidelines or is subject to a greater ownership amount due to promotion or an increase in base salary, the individual is expected to meet the applicable ownership amount within the later of the original achievement period or 12 months from the effective date of the promotion or salary change. If an individual’s ownership level falls below the applicable guideline due solely to a decline in the value of the Common Stock, the individual will not be required to acquire additional shares to meet the guideline, but will be required to retain all shares then held (except for shares withheld to pay withholding taxes or the exercise price of options) until such time as the individual again attains the stock ownership threshold. Stock ownership holding calculations do not include unexercised stock options or unvested PSUs.

As of January 31, 2024, none of our named executive officers met their applicable stock ownership guidelines due to the declining value of our stock price but each continues to hold the required shares and make progress towards meeting the ownership threshold. Mr. Bchara is no longer subject to the stock ownership guidelines as a result of his resignation.

Clawback Features

Consistent with our Amended 2020 Omnibus Equity Plan, our equity award agreements include clawback features which allow the Company to recoup and clawback compensation, payments, equity grants, equity vesting and any other equity payments pursuant to a Company plan in the event of the recipient’s termination for cause or violation of plan terms, and to the extent necessary to comply with the requirements of any applicable law, including but not limited to, Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, Section 304 of the Sarbanes-Oxley Act of 2002, any Securities and Exchange Commission rule, and any implementing rules and regulations thereunder.

In November 2023, the Company adopted a Compensation Recovery Policy that complied with the SEC rules and Nasdaq listing standards and is included in the Company’s Form 10-K filed on April 18, 2024 as exhibit 97.

Prohibition on Hedging and Pledging

The Company’s insider trading policy, a copy of which is available on our website at www.conns.com under “Investor Relations – Corporate Governance”, restricts all officers, directors and certain employees from engaging in any of the following activities with respect to the securities of the Company:

•	Purchases on margin (where money is borrowed to make the purchase);

•	Short sales;

•	Buying or selling puts or calls;

•

Hedging or monetization transactions, such as zero-cost collars and forward sale contracts, that allow an employee to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential upside appreciation in the stock; or

•	Holding Company securities in a margin account or pledging Company securities as collateral for a loan without adequate financial resources to prevent a forced sale.

To the Company’s knowledge, none of our officers or directors have entered into any hedging transactions with respect to our Common Stock, nor have they pledged any Common Stock to secure any personal indebtedness or deposited Company stock into any margin account. To the Company’s knowledge, none of our officers or directors have entered into any of the foregoing restricted transactions.

Other Compensation

We provide our named executive officers with limited perquisites and other benefits, as reflected in the All Other Compensation column in the “Summary Compensation Table” below, which the Compensation Committee believes are reasonable, competitive and consistent with the objectives of our executive compensation program.

Employment and Related Agreements

Certain of the named executive officers are party to the Company’s Amended and Restated Executive Severance Plan adopted in September 2020, the material terms of which are explained in more detail under the section “Termination of Employment and Change of Control Arrangements” below. In addition, following the close of fiscal year 2024, Mr. Miller entered into an Executive Severance Agreement with the Company, which sets forth the potential severance benefits Mr. Miller may receive upon the termination of his employment under certain circumstances.

Tax Implications of Our Compensation Policies

Section 162(m) of the Internal Revenue Code (Code) places a limit of $1,000,000 on the amount of compensation that we may deduct in any given year with respect to the CEO and certain of our other most highly paid executive officers. The Compensation Committee believes tax deductibility of compensation is an important consideration and continues to consider the implications of Section 162(m). However, to maintain flexibility in compensating executive officers in view of the overall objectives of our compensation program, the Compensation Committee has not adopted a policy requiring that all compensation be tax deductible.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed it with the Company’s management. Based on its review and discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for fiscal year 2024 and the Company’s 2024 Proxy Statement on Schedule 14A related to the 2024 annual meeting, for filing with the SEC.

Compensation Committee:

William (David) Schofman (Chair)
Bob L. Martin
James H. Haworth Ann Gugino

Summary Compensation Table

Name	Fiscal Year [1]	Salary ($)[2]	Bonus ($)[3]	Stock Awards ($)[4]	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)[5]	All Other Compensation ($)[6]	Total ($)

Norman L. Miller	2024	$2,550,000		$2,873,626		—	$25,200	$5,448,826
President & Chief Executive Officer	2023	$1,214,923	—	$2,769,421	—	—	$447,869	$4,432,213
	2022	$1,000,000	—	$1,667,574	—	$3,000,000	$23,600	$5,691,174
George L. Bchara	2024	$482,308	$62,500	$961,514		—	$53,815	$1,560,138
Former Executive Vice President & Chief Financial Officer	2023	$550,000	—	$1,032,391	—	—	$13,892	$1,596,284
	2022	$504,135	—	$528,072	—	$1,100,000	$8,976	$2,141,183
Timothy Santo	2024	$262,500	$22,500	$201,712		$87,500	$4,846	$579,058
Executive Vice President & Chief Financial Officer
Rodney D. Lastinger	2024	$537,923	$62,500	$721,142		$270,000	$13,200	$1,604,765
President, Retail	2023	$540,000	—	$915,190	—	—	$13,031	$1,468,221
	2022	$540,000	—	$600,342	—	$1,080,000	$11,600	$2,231,942
Mark L. Prior	2024	$393,846	$87,500	$480,755		$150,000	$13,200	$1,125,301
Senior Vice President & General Counsel	2023	$400,000	—	$622,212	—	—	$12,200	$1,034,412
	2022	$386,539	$50,000	$304,345	—	$600,000	$11,600	$1,352,484
Thomas J. Fenton	2024	$426,635	$78,125	$600,953		$159,375	$13,200	$1,278,288
Senior Vice President & Chief Credit Officer	2023	$367,308	—	$622,211	—	—	$12,431	$1,001,950

(1)

Information is not included for Mr. Fenton for fiscal year 2022 because he was not a named executive officer until fiscal year 2023. Information is not included for Mr. Santo for fiscal years 2022 and 2023 because he joined the Company during fiscal year 2024.

(2)

Salary paid in fiscal year 2023 for Mr. Miller represents salary paid while employed as Executive Chairman from the beginning of the fiscal year until April 1, 2022, in addition to salary paid as Interim President and Chief Executive Officer from October 18, 2022, until January 31, 2024. Salary paid to Mr. Fenton in fiscal year 2023 reflects an increase in base salary from $350,000 to $425,000 effective October 30, 2022.

Salary paid to Mr. Bchara in fiscal year 2022 reflects an increase in base salary from $475,000 to $550,000 effective August 8, 2021. Salary paid to Mr. Prior in fiscal year 2022 reflects an increase in base salary from $365,000 to $400,000 effective June 13, 2021.

(3)

Bonus amounts paid to the named executive officers upon the achievement of pre-established Company goals appear in the “Non-Equity Incentive Plan Compensation” column. For fiscal year 2022, represents a retention bonus awarded to Mr. Prior in February 2020 that was paid on February 15, 2021. For fiscal year 2024, represents retention bonuses awarded to each of Messrs. Bchara, Lastinger, Prior and Fenton in November 2022 and paid in the amount of $62,500 each in November 2023. Further in fiscal year 2024, Mr. Miller recommended, and the Compensation Committee deemed appropriate, discretionary bonuses for Messrs. Prior, Santo and Fenton in the amount of $25,000, $22,500 and $15,625, respectively. These discretionary bonuses were recommended and approved due to Messrs. Prior, Santo and Fenton’s efforts during the Company’s acquisition and integration of W.S. Badcock LLC. Moreover, Mr. Santo’s discretionary bonus also reflects his work in the dual role of Chief Accounting Officer and Chief Financial Officer since his promotion to Chief Financial Officer in November of 2023.

(4)

Represents aggregate grant date fair value of RSUs and PSUs granted during the year in accordance with FASB ASC Topic 718, “Compensation-Stock Compensation”, which may be greater or less than the value that the named executive officer realizes upon vesting of the awards. Information regarding the assumptions used in calculating the fair value under FASB ASC Topic 718 can be found in Notes 1 and 10 to the financial statements contained in the Company’s Annual Report on Form 10-K for fiscal year 2024.

For fiscal year 2024, represents the grant date fair value of the following RSUs and PSUs granted: Mr. Miller – 640,872 RSUs, Mr. Bchara – 42,061 RSUs and 42,061 PSUs, Mr. Santo – 41,590 RSUs, Mr. Lastinger – 31,546 RSUs and 31,546 PSUs, Mr. Prior – 21,031 RSUs and 21,030 PSUs and Mr. Fenton – 26,289 RSUs and 26,288 PSUs.

For fiscal year 2023, represents the grant date fair value of the following RSUs and PSUs granted: Mr. Miller – 171,571 RSUs and 31,407 PSUs, Mr. Bchara – 38,725 RSUs and 14,657 PSUs, Mr. Lastinger – 36,631 RSUs and 12,563 PSUs, Mr. Prior – 31,397 RSUs and 7,328 PSUs and Mr. Fenton – 31,397 RSUs and 7,328 PSUs.

For fiscal year 2022, represents the grant date fair value of the following RSUs and PSUs granted: Mr. Miller – 47,741 RSUs and 47,740 PSUs, Mr. Bchara – 15,118 RSUs and 15,118 PSUs, Mr. Lastinger – 17,187 RSUs and 17,187 PSUs, and Mr. Prior – 8,713 RSUs and 8,713 PSUs. See “Elements of our Executive Compensation Program - Equity Awards” in the Compensation Discussion and Analysis for additional information about these equity awards and their terms.

(5)

As discussed in the “Compensation Discussion and Analysis” the Company achieved the three pre-established qualitative measure objectives but did not achieve the pre-established quantitative measures of adjusted EBITDA and same store sales targets for fiscal year 2024. Therefore, 50% of the target annual cash incentive plan bonus was paid for fiscal year 2024. For fiscal year 2023, the Company also did not achieve pre-established annual cash incentive bonus targets; therefore, no annual cash incentive bonuses were paid for that year. For fiscal year 2022, represents amounts paid under the annual cash incentive plan for achievement of pre-established adjusted EBITDA and same store sales increase targets.

(6)	All Other Compensation for fiscal year 2024 consists of the following:

Name	401(k) Match	Car Allowance	Vacation Payout	Total

Norman L. Miller	$13,200	$12,000	—	$25,200
George L. Bchara	$11,508	—	$42,308	$53,815
Timothy Santo	$4,846	—	—	$4,846
Rodney D. Lastinger	$13,200	—	—	$13,200
Mark L. Prior	$13,200	—	—	$13,200
Thomas J. Fenton	$13,200	—	—	$13,200

Grants of Plan-Based Awards

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Type	Grant Date	Threshold ($)(1)	Target ($)(1)	Maximum ($)(1)	Threshold (#)(2)	Target (#)(2)	Maximum (#)(2)	All Other Stock Awards; Number of Shares of Stock or Stock Units (#)(3)	All Other Option Awards; Number of Securities Under-Lying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($) (4)
Norman L. Miller	Annual Cash Incentive	N/A	—	—	—	—	—	—	—	—	—	—
	Time Based RSUs	2/1/2023	—	—	—	—	—	—	78,865	—	—	$738,965
	Time Based RSUs	5/1/2023	—	—	—	—	—	—	147,638	—	—	$646,654
	Time Based RSUs	8/1/2023	—	—	—	—	—	—	170,069	—	—	$755,106
	Time Based RSUs	11/1/2023	—	—	—				244,300	—	—	$732,900
George L. Bchara	Annual Cash Incentive	N/A	$275,000	$550,000	$825,000	—	—	—	—	—	—	—
	Time Based RSUs	2/1/2023	—	—	—	—	—	—	42,061	—	—	$394,112
	Performance Based RSUs	2/1/2023	—	—	—	21,031	42,061	84,122	—	—	—	$567,403
Timothy Santo	Annual Cash Incentive	N/A	$87,500	$175,000	$262,500	—	—	—	—	—	—	—
	Time Based RSUs	4/24/2023	—	—	—	—	—	—	41,590	—	—	$201,712
Rodney D. Lastinger	Annual Cash Incentive	N/A	$270,000	$540,000	$810,000	—	—	—	—	—	—	—
	Time Based RSUs	2/1/2023	—	—	—	—	—	—	31,546	—	—	$295,586
	Performance Based RSUs	2/1/2023	—	—	—	15,773	31,546	63,092	—	—	—	$425,556
Mark L. Prior	Annual Cash Incentive	N/A	$150,000	$300,000	$450,000	—	—	—	—	—	—	—
	Time Based RSUs	2/1/2023	—	—	—	—	—	—	21,031	—	—	$197,060
	Performance Based RSUs	2/1/2023	—	—	—	10,515	21,030	42,060	—	—	—	$283,695
Thomas J. Fenton	Annual Cash Incentive	N/A	$159,375	$318,750	$478,125	—	—	—	—	—	—	—
	Time Based RSUs	2/1/2023	—	—	—	—	—	—	26,289	—	—	$246,328
	Performance Based RSUs	2/1/2023	—	—	—	13,144	26,288	52,576	—	—	—	$354,625

(1)	Represents fiscal year 2024 award opportunities under the Company’s annual cash incentive plan.
(2)

Represents the threshold (50% of target), target and maximum (200% of target) number of PSUs granted that may vest, if at all, at the end of the three-year period following the date of grant based on the attainment of specific stock price targets at the end of the three-year vesting period. The performance targets for the fiscal year 2024 PSU awards are discussed in more detail under “Compensation Discussion and Analysis”.

(3)

Represents RSUs granted in fiscal year 2024. The RSUs granted on February 1, 2023, and April 24, 2023, as applicable to named executive officers other than Mr. Miller, vest ratably over the 3-year period beginning on the first anniversary of the grant date. The RSUs granted to Mr. Miller on February 1, May 1, August 1 and November 1, 2023 vest on the first anniversary of the grant date.

(4)

The amounts in the “Grant Date Fair Value of Stock and Option Awards” column were determined in accordance with FASB ASC Topic 718, which may be greater or less than the value than the respective named executive officer realizes upon the vesting of the time-based RSUs and/or PSUs. Information regarding the assumptions used in calculating the fair value under FASB ASC Topic 718 can be found in Notes 1 and 10 to the financial statements contained in the Company’s Annual Report on Form 10-K for fiscal year 2024.

Outstanding Equity Awards at Fiscal Year End 2024

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options - Exercisable (#)	Number of Securities Underlying Unexercised Options - UnExercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)

Norman L. Miller	1/2/2017	33,333			$12.65	1/2/2027
	1/2/2017	33,333			$18.98	1/2/2027
	1/2/2017	33,334			$25.30	1/2/2027
	3/28/2018	500,000			$32.35	3/28/2028
	2/1/2021						15,914	$72,409	(2)	47,740	$217,217	(3)
	2/1/2022						20,938	$95,268	(4)	31,407	$142,902	(5)
	2/1/2023						78,865	$358,836	(6)
	5/1/2023						147,638	$671,753	(7)
	8/1/2023						170,069	$773,814	(7)
	11/1/2023						244,300	$1,111,565	(7)
Timothy Santo	4/24/2023						41,590	$189,235	(8)
Rodney D. Lastinger	2/1/2021						5,729	$26,067	(2)	17,187	$78,201	(3)
	2/1/2022						8,375	$38,106	(4)	12,563	$57,162	(5)
	11/17/2022						12,034	$54,755	(9)
	2/1/2023						31,546	$143,534	(6)	31,546	$143,534	(10)
Mark L. Prior	2/1/2021						2,904	$13,213	(2)	8,713	$39,644	(3)
	2/1/2022						4,886	$22,231	(4)	7,328	$33,342	(5)
	11/17/2022						12,034	$54,755	(9)
	2/1/2023						21,031	$95,691	(6)	21,030	$95,687	(10)
Thomas J. Fenton	7/6/2020						1,205	$5,483	(11)
	2/1/2021						1,316	$5,988	(2)	3,947	$17,959	(3)
	2/1/2022						4,886	$22,231	(4)	7,328	$33,342	(5)
	11/17/2022						12,034	$54,755	(9)
	2/1/2023						26289	$119,615	(6)	26,288	$119,610	(10)

(1)	Values of awards that are unvested or not earned at the end of fiscal year 2024 are based on our closing stock price on January 31, 2024 of $4.55.
(2)	RSUs vested on February 1, 2024.
(3)

Represents target number and the value of PSUs that will vest, if at all, following the end of fiscal year 2024 (January 31, 2024). Vesting is contingent upon achievement of specific stock price targets at the end of the three-year vesting period. PSUs may vest at up to 200% of target. Threshold TSR performance was not achieved, and all outstanding PSUs were forfeited.

(4)	Fifty percent of RSUs vested on February 1, 2024 and the remaining 50% vest on February 1, 2025.
(5)

Represents target number and the value of PSUs that will vest, if at all, following the end of fiscal year 2025 (January 31, 2025). Vesting is contingent upon achievement of specific stock price targets at the end of the three-year vesting period. PSUs may vest at up to 200% of target.

(6)

For Mr. Miller, RSUs vest one year from date of grant. For Messrs. Lastinger, Prior and Fenton, one-third of RSUs vested on February 1, 2024, one-third vest on February 1, 2025 and one-third vest on February 1, 2026.

(7)	RSUs vest one year from date of grant.
(8)	One-third of RSUs vest on April 24, 2024, one-third vest on April 24, 2025 and one-third vest on April 24, 2026.
(9)	RSUs vest on November 17, 2024.
(10)

Represents target number and the value of PSUs that will vest, if at all, on February 1, 2026. Vesting is contingent upon achievement of specific stock price targets at the end of the three-year vesting period. PSUs may vest at up to 200% of target.

(11)	RSUs vest on July 6, 2024.

Option Exercises and Stock Vested in Fiscal Year 2024

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Norman L. Miller	—	—	192,697	$996,193
George L. Bchara	—	—	27,189	$185,892
Timothy Santo	—	—	—	—
Rodney D. Lastinger	—	—	36,653	$239,155
Mark L. Prior	—	—	21,696	$133,334
Thomas J. Fenton	—	—	16,996	$77,406

TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS

Executive Severance Agreement for Mr. Miller – President & Chief Executive Officer

As noted in the Compensation Discussion and Analysis after the close of fiscal year 2024, the Company entered into an Executive Severance Agreement with Mr. Miller on February 15, 2024. Pursuant to the Executive Severance Agreement, should Mr. Miller be terminated by the Company other than for cause (as defined in the Severance Agreement) or as a result of his death or disability, or should Mr. Miller resign for good reason (as defined in the Severance Agreement), Mr. Miller will be entitled to certain severance benefits: (i) 24 months of Mr. Miller’s base salary; (ii) Mr. Miller’s prorated annual cash bonus for the year of termination based on actual achievement of performance targets; (iii) 24 months of the monthly premium necessary to continue Mr. Miller’s existing group medical, dental, life, disability and other employee welfare benefit plans; and (iv) all awards held by Mr. Miller under the Company’s long-term incentive plan will continue to vest as if Mr. Miller had remained an employee of the Company for the 24 month severance period. Furthermore, should Mr. Miller be terminated during the 12-month period prior to a change of control or the 12-month period following a Change in Control, Mr. Miller would be entitled to: (A) a lump-sum cash payment in an amount equal to three times Mr. Miller’s base salary; (B) Mr. Miller’s prorated target annual cash bonus for the year of termination; (C) a lump sum cash stipend equal to 24 times the employer portion of the monthly premium payable for health and dental coverage had Mr. Miller continued to be actively employed by the Company; and (D) immediate vesting of all awards held by Mr. Miller under the Company’s long-term incentive program based on the greater of the target number of shares and the number of shares that would vest based on actual Company performance, and continued exercisability of such awards during the 24 month period following the date of termination.

Prior to entering into his Executive Severance Agreement dated February 15, 2024, Mr. Miller had previously entered into an Executive Severance Agreement on September 7, 2015 in connection with his original hiring. In connection with Mr. Miller’s prior transition from Chief Executive Officer and President to Executive Chairman, the Company and Mr. Miller further entered into a Letter Agreement (the “Letter Agreement”), effective August 9, 2021, which modified certain provisions of the original Executive Severance Agreement. The modifications of the provisions of the original Executive Severance Agreement pursuant to the Letter Agreement remained effective through February 14, 2024.

The Letter Agreement provides that (i) all outstanding and unvested equity awards granted to Mr. Miller prior to October 18, 2022, will continue to vest and be exercisable for 24-months after termination of all services to the Company and the Board and (ii) all outstanding and unvested equity awards granted to Mr. Miller on or after October 18, 2022 will accelerate upon the termination of all services to the Company and the Board.

Pursuant to the Letter Agreement Mr. Miller waived all rights to severance benefits under his original Executive Severance Agreement, except for the continued vesting and exercisability of his outstanding equity awards described above. Mr. Miller will be subject to and bound by the non-compete and non-solicitation provisions in his original Executive Severance Agreement for a period of 18-months following termination of all services to the Company and/or Board.

Severance for the Other Named Executive Officers

On September 2, 2020, the Board of Directors, upon the recommendation of the Compensation Committee, adopted the Amended and Restated Executive Severance Plan (the “Severance Plan”). Participation in the Severance Plan is limited to officers of the Company with a title of Vice President or more senior, and other employees who are designated by the Committee, provided that no person or officer who is otherwise party to an individual agreement with the Company providing for severance benefits may participate in the Severance Plan. The Severance Plan provides that any employee who has entered into an individual agreement with the Company prior to the adoption of the Severance Plan may make an election within 30 days of the effective date of the Severance Plan, to rescind and terminate their individual agreement and elect to participate in the Severance Plan. Messrs. Santo, Lastinger, Prior and Fenton are participants in the Severance Plan. In connection with Mr. Bchara’s voluntarily resignation from his employment with the Company in November and December 2023, Mr. Bchara ceased to participate in the Severance Plan, such that, no termination benefits were due or owing to Mr. Bchara in connection with such voluntary termination event.

Under the Severance Plan. Messrs. Santo, Lastinger, Prior and Fenton are eligible to receive salary continuation payments for a specified number of months (the “Severance Period”), if the participant is terminated for any reason other than (i) resignation from employment, other than for good reason (as defined in the Severance Plan), (ii) cause (as defined in the Severance Plan), (iii) death or (iv) disability (as defined in the Severance Plan). The Severance Period for Mr. Lastinger is 18-months, and the Severance Period for Messrs. Prior, Santo and Fenton is 12-months. In addition to the continued salary payments, Messrs. Santo, Lastinger, Prior and Fenton (and their eligible dependents) will also be entitled to receive continued coverage under the Company’s group health plan during the Severance Period at the same cost paid by active employees.

In the event the termination of employment described above is in connection with a change in control (as defined in the Severance Plan), the Severance Period will increase to 24-months for Mr. Lastinger and to 18-months for Messrs. Prior and Santo. Mr. Fenton’s Severance Period in connection with a change in control remains at 12-months. Additionally, the cash severance will be paid in the form of a lump sum rather than as salary continuation payments and will be calculated based on the terminated participant’s annual cash compensation (sum of base salary and target bonus) in effect at the time of termination. The terminated participant will also be entitled to a pro rata annual cash incentive bonus, calculated at target, and accelerated vesting of all equity awards if employment is terminated, as described above, in connection with a change in control.

The Severance Plan may be amended or terminated by the Compensation Committee at any time; provided, however, that (i) no amendment materially adverse to any Severance Plan participant will be effective without such participant’s written consent until one year after its adoption, and (ii) termination of the Severance Plan will not be effective until one year following Compensation Committee or other corporate action authorizing termination of the Severance Plan.

A termination for “good reason” under the Severance Plan means the participant’s termination of employment for any of the following reasons: (i) the material diminution of the participant’s title, duties, authority or responsibilities, (ii) a material reduction of the participant’s target compensation opportunity, or (iii) an involuntary relocation of the participant’s principal place of employment by more than 50 miles, in each case, without the participant’s written consent.

“Cause” under the Severance Plan means, with respect to a participant, the occurrence of any one of the following: (i) willful and continued failure to substantially perform his or her obligations, (ii) gross negligence or willful misconduct in the performance of, or such participant’s abuse of alcohol or drugs rendering such participant unable to perform, the material duties and services required; (iii) the participant’s conviction or plea of nolo contendre for any crime involving moral turpitude or a felony, (iv) the participant’s commission of an act of deceit or fraud intended to result in personal and unauthorized enrichment of the participant at the expense of the Company or any of its affiliates, (v) the participant’s material violation of the written policies of the Company or any of its affiliates, or (vi) the participant’s breach of a material obligation of the participant to the Company or any of its affiliates.

“Disability” under the Severance Plan means, with respect to a participant, such participant’s permanent disability as determined in accordance with the disability insurance that the Company (or its affiliates) may then have in effect, or if no such insurance is in effect, the medication determination that such participant is unable to perform substantially all of his or her regular duties because of a medically determinable disease or disability that is determined or reasonably expected to last at least 12 months.

“Change in Control” under the Severance Plan means any of the following occurrences: (i) directors serving on the Board of Directors during any 24-month period cease to constitute at least a majority of the Board of Directors unless such directors are approved by a vote of at least a majority of the incumbent directors; provided that a person whose assumption of office is in connection with an actual or threatened election contest or actual or threatened solicitation of proxies by or on behalf of any person other than the Board of Directors will not be considered to be an incumbent director, (ii) any person or entity (with certain exceptions), becomes the direct or indirect beneficial owner of more than 50% of the Company’s combined voting power eligible to vote for the election of the Board of Directors (the “Company Voting Securities”), (iii) any merger, acquisition, consolidation, statutory share exchange or similar transaction is consummated unless (A) more than 50% of the total voting power of (1) the corporation resulting from such change-in-control transaction (the “Surviving Corporation”) or (2) the parent corporation of the Surviving Corporation, is represented by Company Voting Securities that were outstanding immediately prior to such change-in-control transaction in substantially the same proportion as existed prior to such change-in-control transaction, (B) no person (with certain exceptions) is or becomes the direct or indirect beneficial owner of more than 50% of the Company’s total voting power eligible to elect directors of the parent corporation of the Surviving Corporation (or, if there is no parent corporation, the Surviving Corporation) and (C) at least a majority of the members of the board of directors of the parent corporation of the Surviving Corporation (or, if there is no parent corporation, the Surviving Corporation) following the consummation of such change-in-control transaction were incumbent directors at the time of the Board of Director’s approval of the agreement providing for such change-in-control transaction, or (d) the consummation of a sale of all or substantially all of the Company’s assets or the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company.

The following table provides the quantitative disclosure of the severance and change of control payments that would be made to our named executive officers assuming the applicable payment event occurred on January 31, 2024. The amounts reported are the maximum amounts and do not reflect any potential cutbacks triggered by application of Section 280G of the Internal Revenue Code under the terms of the Severance Plan described above or any other executive severance agreement.

Fiscal Year 2024 Potential Payments Upon Termination or Change in Control

Named Executive Officer	Benefit	Voluntary Resignation or Retirement ($)	Voluntary Termination for Good Reason ($)	Involuntary Termination without Cause ($)	Voluntary Termination for Good Reason in Connection with a Change in Control ($)	Involuntary Termination in Connection with a Change in Control ($)	Termination as a Result of Death($)
Norman L. Miller	Stock Options (1)	$0	$0	$0	$0	$0	$0
	Restricted Stock Units (2)	3,083,644	3,083,644	3,083,644	3,083,644	3,083,644	3,083,644
	Performance-Based RSUs (3)	360,119	360,119	360,119	360,119	360,119	360,119
	Cash Severance (4)	—	—	—	—	—	—
	Pro rata Bonus (5)	—	—	—	—	—	—
	Welfare Benefits (6)	—	—	—	—	—	260,000
	Totals	$3,443,763	$3,443,763	$3,443,763	$3,443,763	$3,443,763	$3,703,763

Timothy Santo	Restricted Stock Units (2)	—	—	—	$189,235	$189,235	—
	Performance-Based RSUs (3)	—	—	—	—	—	—
	Cash Severance (4)	—	525,000	525,000	1,050,000	1,050,000	—
	Pro rata Bonus (5)	—	—	—	175,000	175,000
	Welfare Benefits (6)	—	—	—	27,624	27,624	260,000
	Totals	$0	$525,000	$525,000	$1,441,858	$1,441,858	$260,000

George L. Bchara(7)	Restricted Stock Units (2)	—	—	—	—	—	—
	Performance-Based RSUs (3)	—	—	—	—	—	—
	Cash Severance (4)	—	—	—	—	—	—
	Pro rata Bonus (5)	—	—	—	—	—	—
	Welfare Benefits (6)	—	—	—	—	—	—
	Totals	$0	$0	$0	$0	$0	$0

Rodney D. Lastinger	Restricted Stock Units (2)	—	—	—	$262,462	$262,462	—
	Performance-Based RSUs (3)	—	—	—	278,897	278,897	—
	Cash Severance (4)	—	810,000	810,000	2,160,000	2,160,000	—
	Pro rata Bonus (5)	—	—	—	540,000	540,000	—
	Welfare Benefits (6)	—	24,800	24,800	33,067	33,067	260,000
	Totals	$0	$834,800	$834,800	$3,274,426	$3,274,426	$260,000

Mark L. Prior	Restricted Stock Units (2)	—	—	—	$185,890	$185,890	—
	Performance-Based RSUs (3)	—	—	—	168,673	168,673	—
	Cash Severance (4)	—	400,000	400,000	1,050,000	1,050,000	—
	Pro rata Bonus (5)	—	—	—	300,000	300,000	—
	Welfare Benefits (6)	—	15,597	15,597	23,395	23,395	10,000
	Totals	$0	$415,597	$415,597	$1,727,958	$1,727,958	$10,000

Thomas J. Fenton	Restricted Stock Units (2)	—	—	—	$208,072	$208,072	—
	Performance-Based RSUs (3)	—	—	—	170,912	170,912	—
	Cash Severance (4)	—	425,000	425,000	743,750	743,750	—
	Pro rata Bonus (5)	—	—	—	318,750	318,750	—
	Welfare Benefits (6)	—	15,597	15,597	15,597	15,597	510,000
	Totals	$0	$440,597	$440,597	$1,457,080	$1,457,080	$510,000

(1)	Represents the value (spread) of stock options based on the Company’s closing stock price at the end of fiscal year 2024 of $4.55.
(2)

For Mr. Miller, represents the value of all unvested RSUs that will continue to vest or will vest or will accelerate in vesting following Mr. Miller’s termination of employment from the Company for any reason, based on the Company’s closing stock price at the end of fiscal year 2024 of $4.55. The amounts reported do not reflect the severance benefits that would be payable to Mr. Miller pursuant to the Executive Severance Agreement he entered into with on February 15, 2024 since that agreement was entered into after fiscal year 2024. For Messrs. Santo, Lastinger, Prior and Fenton, for change in control related terminations, includes the value of all unvested RSUs that will accelerate in vesting in connection with a change in control related termination of employment. The value is based on the Company’s closing stock price at the end of fiscal year 2024 of $4.55.

(3)

For Mr. Miller, represents the value of all unvested PSUs that will continue to vest or will accelerate in vesting following Mr. Miller’s termination of employment from the Company for any reason, based on target level and the Company’s closing stock price at the end of fiscal year 2024 of $4.55. The amounts reported do not reflect the severance benefits that would be payable to Mr. Miller pursuant to the Executive Severance Agreement he entered into with on February 15, 2024 since that agreement was entered into after fiscal year 2024. For Messrs. Santo, Lastinger, Prior and Fenton, for change in control related terminations, includes the value of all unvested PSUs that will accelerate in vesting in connection with a change in control related termination of employment. The value is based on vesting at target level and the Company’s closing stock price at the end of fiscal year 2024 of $4.55.

(4)

For voluntary terminations for good reason and involuntary terminations without cause, represents the salary continuation payable to Mr. Lastinger (18-months’ salary) and Messrs. Prior, Santo and Fenton (12-months’ salary). For change in control related terminations, represents the cash lump sum severance payable to Mr. Lastinger (24-months’ base salary plus target bonus), Messrs. Prior and Santo (18-months’ base salary plus target bonus) and Mr. Fenton (12-months’ base salary plus target bonus).

(5)	Represents the pro rata bonus amounts payable at target level to Messrs. Santo, Lastinger, Prior and Fenton under the Severance Plan in connection with a change in control related termination.
(6)

For voluntary terminations for good reason, and involuntary terminations without cause, represents the cost to continue Company paid welfare benefits for Messrs. Santo and Lastinger for a period of 18-months and for Messrs. Prior and Fenton for a period of 12-months. For change in control related terminations, represents the cost to continue Company paid welfare benefits for Messrs. Santo and Lastinger for a period of 24-months, for Mr. Prior for a period of 18-months and for Mr. Fenton for a period of 12 months.

For terminations as a result of death, represents the value of group term life insurance currently in place for the named executive officers. An additional payment of $510,000 is payable to Messrs. Miller, Santo and Lastinger’s named beneficiaries, a payment of $10,000 to Mr. Prior’s named beneficiaries and a payment of $260,000 to Mr. Fenton’s named beneficiaries in connection with termination of employment as a result of accidental death.

(7)

In connection with Mr. Bchara’s voluntarily resignation from his employment with the Company in December 2023, Mr. Bchara ceased to participate in the Severance Plan, such that, no termination benefits were due or owing to Mr. Bchara in connection with such voluntary termination event.

Indemnification Arrangements

As permitted by the Delaware General Corporation Law, we have adopted provisions in our Certificate of Incorporation and Bylaws that provide for the indemnification of our directors and certain executive officers, to the fullest extent permitted by applicable law. These provisions, among other things, provide for the indemnification of each of our directors and certain officers for certain expenses, including judgments, fines and amounts paid in settling or otherwise disposing of actions or threatened actions, incurred by reason of the fact that such person was a director or officer of the Company or of any other corporation which such person served in any capacity at the request of the Company.

In addition, we have entered into indemnification agreements with each of our directors pursuant to which we will indemnify them against judgments, claims, damages, losses and expenses incurred as a result of the fact that any director, in their capacity as a director, is made or threatened to be made a party to any suit or proceeding. The indemnification agreements also provide for the advancement of certain expenses (such as attorney’s fees, witness fees, damages, judgments, fines and settlement costs) to our directors in connection with any such suit or proceeding.

We maintain a directors’ and officers’ liability insurance policy to insure our directors and officers against certain losses resulting from acts committed by them in their capacities as our directors and officers, including liabilities arising under the Securities Act of 1933, as amended.

CEO Pay Ratio Disclosure

We are providing the following disclosure about the relationship of the annual total compensation of our employees to the annual total compensation of Norman L Miller, our President and CEO, for fiscal year 2024.

Our CEO to median employee pay ratio was calculated in accordance with Item 402(u) of Regulation S-K. We identified the median employee by examining 2023 W-2 earnings for all individuals, excluding our CEO, who were employed by us on December 31, 2023, the last day of our payroll year. We had approximately 4,517 employees on that date. We included all employees in the foregoing count, whether employed on a full-time or part-time basis. For those full and part-time associates with less than one year of service and not in temporary or seasonal roles, we annualized W-2 earnings for comparison purposes.

After identifying the median employee based on W-2 earnings, we calculated annual total compensation of the median employee, in accordance with Item 402I(2)(x) of Regulation S-K, as required pursuant to the SEC executive compensation disclosure rules.

The pay ratio is 158:1 for fiscal year 2024. The calculation is based on median annual total compensation of all employees, other than our CEO, of $34,305 and our current CEO’s annualized total compensation of $5,418,826.

Pay Vs. Performance
The following table shows the total compensation for our NEOs for the past four fiscal years as set forth in the Summary Compensation Table, the “compensation actually paid” to our CEO and, on an average basis, our other NEOs (in each case, as determined under SEC rules), our TSR, the TSR of our peer group over the same period, our net income, and our financial performance measure for compensatory purposes, adjusted EBITDA.

							Value of Initial Fixed $100
					Average		Investment Based on:
	Summary		Summary		Summary	Average		Peer Group
	Compensation	Compensation	Compensation	Compensation	Compensation	Compensation	Total	Total
	Table Total for	Actually Paid	Table Total for	Actually Paid	Table Total for	Actually Paid to	Shareholder	Shareholder	Net
Year	the First PEO 1 2	to First PEO 3	the Second PEO 1 2	to Second PEO 3	Non-PEO NEOs 2	Non-PEO NEOs 3	Return 4	Return 5	Income 6	Adjusted EBITDA 7
2024	$5,448,826	$4,099,020	$0	$0	$1,229,510	$534,908	$52	$220	($76,893)	($47,056)
2023	$4,432,214	($2,205,855)	$4,633,584	($5,220,306)	$1,275,217	($168,813)	$107	$212	($59,292)	$42,134
2022	$5,691,174	$9,786,549	$11,541,819	$12,049,440	$1,908,536	$2,719,849	$277	$223	$108,205	$225,734
2021	$3,485,168	$7,369,767	$0	$0	$1,163,411	$1,854,212	$180	$226	($3,137)	$87,338

1.
For 2021, Norman Miller (first PEO) served as the sole principal executive officer (“PEO”) of the Company. For 2022, Mr. Miller and Chandra Holt (second PEO) each served as PEOs for a portion of the year, Mr. Miller from February 1, 2021 to August 8, 2021, and Ms. Holt from August 8, 2021, to January 31, 2022. For 2023, Ms. Holt and Mr. Miller each served as PEOs for a portion of the year, Ms. Holt from February 1, 2022 to October 17, 2022, and Mr. Miller from October 17, 2022 to January 31, 2023. For 2024, Mr. Miller served as the sole PEO of the Company.

2.
The dollar amounts reported as total compensation for the Company’s PEOs and the average of the amounts reported for the Company’s named executive officers (NEOs) as a group (excluding persons serving as PEOs) for each corresponding year are the amounts reported in the “Total” column of the Summary Compensation Table. Refer to “Summary Compensation Table” of this Proxy Statement and the Company’s proxy statements for 2023, 2022 and 2021. The names of each of the NEOs (excluding such PEOs) included for purposes of calculating the average amounts in each applicable year are as follows: (i) for 2024, Timothy Santo, George Bchara, Rodney Lastinger, Mark Prior, and Thomas Fenton (i) for 2023, George Bchara, Rodney Lastinger, Mark Prior, and Thomas Fenton; (ii) for 2022, George Bchara, Rodney Lastinger, and Mark Prior; and (iii) for 2021, George Bchara, Lee Wright, Rodney Lastinger, and Mark Prior.

3.
The dollar amounts reported as “compensation actually paid” to the Company’s PEOs and the average amount reported as “compensation actually paid” to the NEOs as a group (excluding the PEOs), are computed in accordance with Item 402(v) of Regulation
S-K.
The dollar amounts do not reflect the actual amount of compensation earned by or paid to such PEOs and NEOs during the applicable year. The valuation methodologies and assumptions used when calculating the equity values included in CAP are not materially different than those used when calculating the amounts included in the Summary Compensation Table. In accordance with the requirements of Item 402(v) of Regulation
S-K,
the following adjustments were made to the PEOs’ total reported compensation for each year to determine the compensation actually paid:

Year	Name of PEO	Reported Summary Compensation Table Total for PEO	[Less] Reported Value of Equity Awards (a)	[Plus] Fair Value at Fiscal Year- End of Outstanding and Unvested Option Awards and Stock Awards Granted in Fiscal Year	[Plus] Change in Fair Value of Outstanding and Unvested Option Awards and Stock Awards Granted in Prior Fiscal Years	[Plus] Fair Value at Vesting of Option Awards and Stock Awards Granted in Fiscal Year that Vested During Fiscal Year	[Plus] Change in Fair Value as of Vesting Date of Option Awards and Stock Awards Granted in Prior Fiscal Years for Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	[Less] Fair Value as of Prior Fiscal Year-End of Option Awards and Stock Awards Granted in Prior Fiscal Years that Failed to Meet Applicable Vesting Conditions During Fiscal Year	[Equals] Compensation Actually Paid
2024	First PEO	$5,448,826	$2,873,626	$2,915,968	($575,062)	$0	($817,086)	$0	$4,099,020
2024	Non-PEO NEOs	$1,229,510	$593,215	$166,555	($121,000)	$0	($65,811)	$81,131	$534,908
2023	First PEO	$4,432,214	$2,769,421	$1,785,023	($4,965,572)	$0	($688,099)	$0	($2,205,855)
2023	Second PEO	$4,633,584	$3,515,724	$0	$0	$339,622	($6,677,789)	$0	($5,220,306)
2023	Non-PEO NEOs	$1,275,217	$798,001	$381,845	($985,837)	$0	($42,037)	$0	($168,813)

2022	First PEO	$5,691,174	$1,667,574	$3,006,212	$2,876,597	$0	($119,861)	$0	$9,786,549
2022	Second PEO	$11,541,819	$8,508,778	$9,016,399	$0	$0	$0	$0	$12,049,440
2022	Non-PEO NEOs	$1,908,536	$477,472	$860,968	$372,916	$0	$54,901	$0	$2,719,849

2021	First PEO	$3,485,168	$1,405,860	$2,643,832	$2,031,707	$0	$614,919	$0	$7,369,767
2021	Non-PEO NEOs	$1,163,411	$375,487	$706,132	$286,402	$0	$73,753	$0	$1,854,212

4.
Cumulative TSR is calculated by dividing (a) the sum of (i) the cumulative amount of dividends on our common stock for the measurement period (if any), assuming dividend reinvestment, and (ii) the difference between the Company’s share price at the end and the beginning of the measurement period by (b) the Company’s share price at the beginning of the measurement period.

5.
Represents the weighted peer group TSR, weighted according to the respective companies’ stock market capitalization at the beginning of each period for which a return is indicated. The peer group used for this purpose is the S&P 600 Retailing (Industry Group) Index.

6.	The dollar amounts reported represent the amount of net income reflected in the Company’s audited financial statements for the applicable year (in thousands).
7.
Given the importance of adjusted EBITDA, as discussed further above, the Company has determined, in the Company’s assessment, that adjusted EBITDA represents the most important financial performance measure (that is not otherwise required to be disclosed in the above table) used by the Company to link Compensation Actually Paid to the NEOs for 2024 and 2023. Adjusted EBITDA may not have been the most important financial performance measure for year 2022 or 2021, and the Company may determine a different financial performance measure to be the most important financial performance measure in future years.

Relationship between “Compensation Actually Paid” and Performance Measures
We believe the table above shows the alignment between compensation actually paid to the NEOs and the Company’s performance, consistent with our compensation philosophy as described in our CD&A on pages 24 – 26. The charts below show, for the past three years, the relationship of the Company’s TSR relative to its peers as well as the relationship between the PEO and non-PEO
“compensation actually paid” and (i) the Company’s TSR; (ii) the Company’s net income; and (iii) the Company’s adjusted EBITDA.

CONN & Peer TSR vs. Compensation Actually Paid
Compensation Actually Paid ($M)
Value of $100 Investment from 1/31/2020
$14
$12
$10
$8
$6
$4
$2
$0
-$2
-$4
-$6
-$8
$300
$250
$200
$150
$100
$50
$0
$7.37
$1.85
$225.84
$179.57
$277.05
$12.05
$9.79
$223.32
$2.72
$211.85
$107.42
($0.17)
($2.21)
($5.22)
$220.37
$4.10
$0.53
$51.94
FY 2021
FY 2022
FY 2023
FY 2024
PEO CAP ($M)
Average Non-PEO NEO CAP ($M)
PEO 2 CAP ($M)
CONN TSR
S&P 600 Retailing (Industry Group) TSR

CONN Net Income vs. Compensation Actually Paid
Compensation Actually Paid ($M)
Net Income ($M)
$14
$12
$10
$8
$6
$4
$2
$0
-$2
-$4
-$6
-$8
$150.00
$100.00
$50.00
$0.00
($50.00)
($100.00)
$7.37
$1.85
($3.14)
$108.21
$9.79
$2.72
$12.05
($2.21)
($0.17)
($59.29)
($5.22)
$4.10
$0.53
($76.89)
FY 2021
FY 2022
FY 2023
FY 2024
PEO CAP ($M)
Average Non-PEO NEO CAP ($M)
PEO 2 CAP ($M)
Net Income (Loss) ($M)

CONN ADJUSTED EDITDA vs. Compensation Actually Paid
Compensation Actually Paid ($M)
Adjusted EBITDA ($M)
$14
$12
$10
$8
$6
$4
$2
$0
-$2
-$4
-$6
-$8
$250.00
$200.00
$150.00
$100.00
$50.00
$0.00
($50.00)
($100.00)
$7.37
$87.34
$1.85
$225.73
$9.79
$2.72
$12.05
$42.13
($0.17)
($2.21)
($5.22)
$4.10
$0.53
($47.06)
FY 2021
FY 2022
FY 2023
FY 2024
PEO CAP ($M)
Average Non-PEO NEO CAP ($M)
PEO 2 CAP ($M)
ADJUSTED EBITDA ($M)

Financial Performance Measures
The following identifies the three most important financial measures used by our Compensation Committee to link the “compensation actually paid” to our CEO and NEOs in fiscal year 2024, calculated in accordance with SEC regulations, to company performance. The role of each of these performance measures on our CEO and NEO compensation is discussed in the CD&A on pages 24 – 26.
Financial Performance Measures
Adjusted EBITDA
Same Store Sales
Total Shareholder Return

CORPORATE GOVERNANCE

Corporate Governance Policies and Procedures

The Company believes that sound corporate governance practices are essential to maintain the trust of our stockholders, customers, employees and other stakeholders. We believe we operate under governance practices that are transparent, up-to-date and appropriate for our industry. The following materials are related to our corporate governance and related matters:

•	Audit Committee Charter

•	Compensation Committee Charter

•	Nominating and Corporate Governance Committee Charter

•	Credit Risk Committee Charter

•	Compliance Committee Charter

•	Code of Business Conduct and Ethics for Employees

•	Code of Ethics for the Chief Executive Officer, President and Senior Financial Professionals

•	Code of Business Conduct and Ethics for Members of the Board of Directors

•	Whistle Blower Policy

•	Corporate Governance Guidelines

•	Amended and Restated Insider Trading Policy

Each of the aforementioned is available on the Company’s website www.conns.com under “Investor Relations – Corporate Governance.” There were no amendments to, or waivers from, any of our Codes of Business Conduct for any of our named executive officers during fiscal 2024.

Lead Independent Director

Our Board of Directors determined at its meeting held in August 2012 that our interests would be better served by the designation and appointment of a lead independent director, and appointed Mr. Bob Martin to serve in that capacity until his successor is appointed. The lead independent director is responsible for coordinating the activities of the independent directors of the Board of Directors and shall perform such other duties and assume such other responsibilities as the Board may determine. Certain of the specific responsibilities of the lead independent director are to:

•	Act as the principal liaison between the independent directors and the rest of the Board;

•	Develop the agenda for and preside at executive sessions of the independent directors;

•	Approve with the CEO the agenda for Board and committee meetings and the need for special meetings of the Board;

•

Advise as to the quality, quantity and timeliness of the information submitted by the Company’s management that is necessary or appropriate for the independent directors to effectively and responsibly perform their duties;

•	Recommend to the Board the retention of advisors and consultants who report directly to the Board;

•	Interview, along with the chair of the Nominating and Corporate Governance Committee, all Board candidates and make recommendations to the Nominating and Corporate Governance Committee;

•	Assist the Board and Company officers in better ensuring compliance with and implementation of the Corporate Governance Guidelines; and

•	Serve as a liaison for consultation and communication with stockholders.

In March 2024, the independent members of the Board re-appointed Mr. Bob Martin as the Lead Independent Director. Mr. Bob Martin has significant Board experience and has served on the Company’s Board since 2003 and on other public company boards, as well as serving as the chair of the Nominating and Corporate Governance Committee and as chair of the Compensation Committee through March 21, 2022. Mr. Bob Martin serves as a liaison between the non-independent and independent directors, and his longevity on the Board enhances this leadership role and provides for continuity among the non-employee directors.

Role/Separation of Chairman of the Board, if any, and Chief Executive Officer

The Board has determined that the most appropriate form of leadership for the Board of Directors currently is for the CEO, who is responsible for the day-to-day operations of the Company, to serve with strong and independent oversight by the Lead Independent Director and the other non-management directors. While the Board of Directors appointed Mr. Miller as Chairman of the Board in May 2016 and Executive Chairman on August 9, 2021, and while he continues to serve on our Board of Directors, the Board does not currently have a Chairman. As discussed above under the section “Corporate Governance - Lead Independent Director,” the independent directors have re-appointed Mr. Bob Martin as the Lead Independent Director.

The Board believes that the current roles promote collaborative direction and leadership for the Board and gives multiple points of view for our organization, strategy and business plans. The Board does not have a fixed policy regarding the existence of the role of Chairman of the Board or separation of the offices of Chairman of the Board and the Chief Executive Officer and believes that it should maintain the flexibility to select a Chairman of the Board, if any, and its Board leadership structure, from time to time, based on the criteria that it deems to be in the best interests of the Company and its stockholders.

Risk Oversight

The Board is actively involved in oversight of risks that could affect the Company. Management is responsible for the day-to-day management of risks we face, while the Board, as a whole and through its committees, including its Audit Committee, its Credit Risk Committee and its Compliance Committee, has the responsibility for oversight of risk management. The Audit Committee is charged by its charter with the responsibility to review and discuss the Company’s policies and practices with respect to risk assessment and risk management at each of its regularly scheduled meetings, and to report to the Board of Directors various areas of risk, including technology, regulatory, liquidity and operational, that should receive further attention and discussions among the Board of Directors and Company management. The Audit Committee also monitors the effectiveness of the Company’s internal control over financial reporting and legal and regulatory compliance and confers with our independent registered public accounting firm the results of its processes to assess risk in the context of its audit engagement. The Credit Risk Committee provides oversight of the Company’s credit risk and underwriting policies and practices. The Compliance Committee oversees the implementation of its compliance management system and other policies and procedures related to state and federal consumer finance laws governing the Company’s business. Our management presents specifically to the Audit Committee, the Credit Risk Committee and Compliance Committee, and the Board of Directors, as requested, with respect to various areas of risk concerns and management practices relative thereto, including enterprise risk management, which is the subject of oversight by the Audit Committee. Additionally, at various regularly scheduled Audit Committee meetings, our management presents on and discusses a particular area of risk, either independently as a result of its assessment of materiality or at the request of the Audit Committee, in addition to its standard general discussion of enterprise risk management. The Audit Committee works regularly with management in assessing and addressing Company policies’ strengths and weaknesses. The full Board of Directors receives at each regularly scheduled meeting, and more often as necessary, a presentation from management on our operations, including presentations regarding liquidity and credit reports and risks. Upon request by the Board of Directors, representatives of management commit to and do subsequently or simultaneously provide to the Board of Directors additional information, revisions and explanations pertaining to their respective areas of management.

Stockholder Communications with the Board

The Company’s Board of Directors has a process for stockholders and other interested parties to send communications to the Board. Communications should be addressed to the intended recipient or recipients and sent by mail to:

Lead Independent Director

c/o Corporate Secretary

Conn’s, Inc.

2445 Technology Forest Blvd., Building 4, Suite 800, The Woodlands, Texas 77381

generalcounsel@conns.com

Our General Counsel reviews all communications directed to the Audit Committee and the Chairman of the Audit Committee is promptly notified of any significant communications relating to accounting, internal accounting controls, auditing matters or other significant communication. Communications addressed to a named director are promptly sent to the director. Communications directed to the non-management directors are promptly sent to the Lead Independent Director. All communications submitted to the Board or any committee of the Board will be compiled by the Secretary and submitted to the Lead Independent Director on a periodic basis.

All communications received as described above and intended for the Board of Directors, a committee of the Board of Directors, an individual director, or the non-management directors as a group will be relayed to the appropriate directors.

EXECUTIVE OFFICERS

Biographical Information

The Board appoints our executive officers at its meeting immediately following our annual meeting of stockholders. Our executive officers serve at the discretion of the Board and until their successors are elected and qualified or until the earlier of their death, resignation or removal.

The following sets forth certain biographical information regarding our executive officers, as of the record date. Biographical information for Norman L. Miller is included above under the caption “Board of Directors - Board of Director Nominees for 2024 – 2025.”

Name	Age	Position	Length of Service
Norman L. Miller	63	President and Chief Executive Officer	7 years 5 months	*
Timothy Santo	47	Executive Vice President and Chief Financial Officer	1 year	^
Rodney D. Lastinger	44	President – Retail	4 years 10 months
Thomas J. Fenton	52	Senior Vice President and Chief Credit Officer	3 years 8 months

Mark L. Prior	56	Senior Vice President, General Counsel and Secretary	7 years 10 months

*	Includes prior term as President and CEO as well as term as Interim President and CEO.
^	Includes service as Chief Accounting Officer prior to his promotion to Chief Financial Officer in February 2024.

Timothy Santo joined the Company as Vice President and Chief Accounting Officer in April 2023. In February 2024, he was promoted to Executive Vice President and Chief Financial Officer. Prior to joining the Company, Mr. Santo served as Senior Vice President & Global Controller of PRA Group, from 2018 to 2023. From 2017 to 2018, Mr. Santo was at Grant Thornton LLP and provided executive level business advisory services to a diverse set of clients. Prior to joining Grant Thornton, Mr. Santo spent well over a decade at General Electric and GE Capital in several executive level Controllership and other related senior finance level roles. Mr. Santo started his career in audit at PricewaterhouseCoopers LLP. Mr. Santo has a Master of Business Administration from the University of Rochester, a Bachelor of Science in Accounting from the State University of New York at Fredonia and is a certified public accountant.

Rodney Lastinger joined the Company in June 2019 as President of Retail. Prior to joining the Company, he spent 18 years at Target Corporation from 2001 to 2019. From 2016 to 2019, he served as Senior Vice President, Stores and was responsible for managing the southern U.S. region, which comprised of over $21 billion in sales, 85,000 team members and 565 stores. Prior to 2016, Mr. Lastinger worked in multiple leadership roles including Senior Group Vice President, Group Vice President, District Store Director and Store Director. Mr. Lastinger holds a Master of Business Administration in Management from Stetson University and a Bachelor of Science in Marketing and Management from Florida State University.

Thomas J. Fenton joined the Company as Vice President and Chief Credit Officer in July 2020. He was promoted to Senior Vice President on June 13, 2021. Prior to joining the Company, Mr. Fenton held various leadership positions in the lending space, most recently serving as Vice President of Revenue Management at One Main Financial from April 2013 to May 2020. Mr. Fenton holds a Bachelor of Science in Statistics from Brigham Young University.

Mark L. Prior was appointed the Company’s Vice President, General Counsel and Secretary in July 2016, and promoted to Senior Vice President on June 13, 2021. Previously, from March 2007 to July 2016, Mr. Prior was employed by DFC Global Corp as General Counsel and Deputy General Counsel, Senior Vice President and Secretary. Previously, he was Corporate Counsel for the Philadelphia Stock Exchange from August 2005 to March 2007 and firm partner with Rubin Fortunato, P.C., from September 1998 to July 2005. Mr. Prior holds a Bachelor of Arts from Dickinson College, magna cum laude, Phi Beta Kappa, and a Juris Doctor from Penn State University – Dickinson Law. Mr. Prior is licensed in the Commonwealth of Pennsylvania.

EQUITY INCENTIVE PLANS

Amended 2020 Omnibus Equity Plan

On May 28, 2020, our stockholders approved the Conn’s, Inc. 2020 Omnibus Equity Plan and authorized the issuance of 1,800,000 shares of our Common Stock under the plan. Upon adoption of the 2020 Omnibus Equity Plan, all shares then available for issuance under all other existing equity plans (the Amended 2016 Omnibus Incentive Plan, the 2011 Omnibus Incentive Plan, the 2011 Non-Employee Director Restricted Stock Plan, 2003 Non-Employee Director Stock Option Plan and the Amended and Restated 2003 Incentive Stock Option Plan) were transferred to the 2020 Omnibus Equity Plan and made available for grant. Shares awarded under the prior plans that expire or forfeit in the future will also be transferred to the 2020 Omnibus Equity Plan and available for future grants. For periods occurring after May 28, 2020, no future grants will be made under the prior plans.

As of May 24, 2023, our stockholders approved the Amended 2020 Omnibus Equity Plan and authorized the issuance of up to 3,000,000 shares of Common Stock under the plan. As of the end of fiscal year 2024, a total of 1,430,964 shares were available to grant under the Amended 2020 Omnibus Equity Plan.

Employee Stock Purchase Plan

In February 2003, we adopted our Employee Stock Purchase Plan (“ESPP”). The ESPP was amended on November 30, 2011 to permit highly compensated employees to participate. The plan is administered by the Compensation Committee. Our employees and employees of our subsidiaries, subject to certain exclusions, are eligible to participate in the plan. Eligible employees may purchase shares of our Common Stock without brokerage commissions and at a discount from market prices. The maximum number of shares of our Common Stock that may be issued under this plan is 1,267,085 shares, subject to adjustment. As of January 31, 2024, there were 243,933 shares available for future issuance under the plan.

The table below provides information regarding the number of shares of our Common Stock that may be issued on exercise of outstanding stock options or will be issued under RSU awards under our existing equity compensation plans as of January 31, 2024. These plans are as follows:

•	2016 Omnibus Incentive Plan;

•	Amended 2020 Omnibus Equity Plan; and

•	the Employee Stock Purchase Program.

EQUITY COMPENSATION PLANS

The following table summarizes information as of January 31, 2024, relating to our equity compensation plans to which grants of options, restricted stock units or other rights to acquire shares of our common stock may be granted from time to time:

	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (a) (1)	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights (b) (2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Plan Category:
Equity compensation plans approved by stockholders	2,876,965	$6.25	1,430,964
Equity compensation plans not approved by stockholders	—	—	—

Total	2,876,965	$6.25	1,430,964

(1)	Inclusive of 600,000 stock options, 1,910,349 restricted stock units (“RSUs”) and 380,240 performance-based RSUs (“PSUs”).
(2)

The $6.25 is inclusive of the 1,910,349 shares related to RSUs which only have a service requirement and the 380,240 PSUs that have a service, performance and market requirement. Neither the RSUs nor PSUs have an exercise price. The weighted-average exercise price of the 600,000 outstanding stock options is $30.12.

STOCK OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS

AND PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of our Common Stock for each person who is known by us to be the beneficial owner of more than 5% of our voting securities, for each director and named executive officer, and for all directors and executive officers as a group. Unless otherwise indicated in the footnotes, each person named below has sole voting and investment power over the shares indicated. For purposes of this table, a person is also deemed to be the “beneficial owner” of the number of shares of Common Stock that such person has the right to acquire within 60 days of April 1, 2024 through the exercise of any option, warrant or right, through the conversion of any security, through the power to revoke a trust, discretionary account, or similar arrangement, or through the automatic termination of a trust, discretionary account or similar arrangement. The percentage of total Common Stock beneficially owned is based on 24,885,975 shares of Common Stock outstanding as of April 1, 2024, which is the record date for the annual meeting.

Name	Shares of Common Stock Beneficially Owned	Percent of Common Stock
Warren A. Stephens (1)	5,315,305	21.36%
The Stephens Group, LLC and its affiliates (2)	4,305,343	17.30%
BlackRock, Inc. (3)	1,622,656	6.52%

Norman L. Miller	1,137,888	4.57%

Douglas H. Martin (4)	214,336	*
Bob L. Martin	163,227	*
Timothy Santo	41,590	*
Rodney Lastinger	104,854	*

Mark L. Prior	99,045	*
William A. Saunders, Jr.	100,011	*
Thomas J. Fenton	52,990	*
William (David) Schofman	87,243	*
Oded Shein	74,176	*
James H. Haworth	72,024	*
Ann B. Gugino	28,869	*
Karen M. Hartje	28,217	*

All Directors and Executive Officers, as a group (13 persons)	2,204,470	8.86%

*	Represents less than 1% of the outstanding Common Stock.
(1)

The address of Warren A. Stephens is 111 Center Street, Little Rock, Arkansas, 72201. The beneficial ownership described above includes 560,756 shares owned by Stephens Investments Holdings LLC as to which Warren Stephens, as Manager of the LLC, may be deemed to have sole voting power and sole dispositive power. Also includes 82,430 shares owned by Stephens Inc. as to which Warren Stephens, as President of Stephens Inc., may be deemed to have sole voting power and sole dispositive power, and 43,913 shares held in discretionary trading accounts on behalf of clients of Stephens Inc. as to which Warren Stephens, as President of Stephens Inc., may be deemed to have shared voting power and shared dispositive power. Also includes 285,000 shares owned by Warren A. Stephens Roth IRA. Also includes 262,852 shares owned by Harriet C. Stephens Trust, 143,334 shares owned by Laura Whitaker Stephens Family Trust One, 257,452 shares owned by Laura Whitaker Stephens WAS Family Trust Five, and 300,000 shares owned by WAS Family Trust Eight, as to which Harriet C. Stephens is Trustee of the trusts and as to which Warren Stephens may be deemed to have shared voting and dispositive power with Ms. Stephens. Also includes 11,000 shares owned by Harriet and Warren Stephens Family Foundation as to which Warren Stephens, as co-trustee, may be deemed to have shared voting power and shared dispositive power with Ms. Stephens. Also includes 446,605 shares owned by Warren A. Stephens Trust UID 9/30/87 for which Warren Stephens is sole trustee. Also includes 231,117 shares owned by Miles Stephens WHCT Trust, 128,450 shares owned by Miles A. Stephens WAS Grantor Trust, 22,619 shares owned by Warren Miles Amerine Stephens 2012 Trust, and 615,774 shares owned by WMAS GRAT Three, for which Warren Miles Amerine Stephens serves as sole trustee and as to which he has sole voting and dispositive power. Also includes 113,734 shares owned by each of Paula W. & John P. Calhoun Family Trust – JCS, and Paula W. & John P. Calhoun Family Trust – LWS, for which Warren Miles Amerine Stephens, John Calhoun Stephens, and Laura Whitaker Stephens, as co-trustees, have shared voting and dispositive power. Also includes 101,257 shares owned by John Calhoun Stephens Revocable Trust, 231,117 shares owned by John Calhoun Stephens WHCT Trust, 128,450 shares owned by John C. Stephens WAS Grantor Trust, 143,333 shares owned by John Calhoun Stephens WAS Family Trust One, and 257,450 shares owned by John Calhoun Stephens WAS Family Trust Five, for which John Calhoun Stephens, as sole trustee, has sole voting and dispositive power. Also includes 101,257 shares owned by Laura Whitaker Stephens Revocable Trust, 128,450 shares owned by Laura W. Stephens WAS Grantor Trust, and 231,080 shares owned by Laura Whitaker Stephens WHCT Trust for which Laura Whitaker Stephens, as sole trustee, has sole voting and dispositive power. Also includes 195,194 shares owned by Bradbury Holdings LLLP as to which Curtis F. Bradbury, Jr., as general partner, has sole voting and dispositive power. Also includes 75,000 shares owned by Martin Family December 2023 Trust, and 55,270 shares owned by Douglas H. Martin Trust UID 4-18-2014, as to which Mr. Martin, as sole Trustee of the trusts, has sole voting power and sole dispositive power. Also includes 1,600 shares owned by Mr. Martin’s children as to which Mr. Martin has shared voting and dispositive power pursuant to powers of attorney. Also includes 47,077 shares owned through a Roth IRA account as to which Mr. Martin has sole voting and dispositive power. All of the above are members of a filing group with Warren A. Stephens, and the information with respect to Warren A. Stephens and affiliates is based on the Schedule 13D/A filed by such entities and person with the SEC on February 2, 2024.

(2)

The Stephens Group, LLC and its affiliates address is 100 River Bluff Drive, Suite 500, Little Rock, AR 72202. The beneficial ownership described above includes 4,305,343 shares owned by SG-1890, LLC, for which The Stephens Group, LLC is the manager. The Stephens Group is an Arkansas manager-managed limited liability company. It is managed by a Board of Managers consisting of W.R. Stephens, Jr. and Elizabeth S. Campbell. It also includes 23,807 shares held by Snow Lake Holdings, Inc., 21,684 shares held by the Arden Jewell Stephens 2012 Trust, 21,684 shares held by the W. R. Stephens III 2012 Trust, 373 shares held by the Arden Jewell Stephens Trust dtd 10/20/99, 372 shares held by the W. R. Stephens III Trust dtd 7/2/01, 21,227 shares held by the Elizabeth Chisum Campbell 2012 Trust, 21,227 shares held by the Susan Stephens Campbell 2012 Trust, 21,227 shares held by the Craig Dobbs Campbell, Jr. 2012 Trust, 22,661 shares held by the Elizabeth S. Campbell Trust A, 5,428 shares held by Carol M. Stephens, 72,493 shares owned directly by the W.R. Stephens, Jr. Revocable Trust, to which Mr. Stephens, as sole trustee, has sole power to vote and dispose. All of the above are members of a group with The Stephens Group, LLC. The information with respect to The Stephens Group, LLC are based on the Schedule 13D filed by such entities and person with the SEC on January 28, 2022.

(3)

BlackRock, Inc. holds sole dispositive power over 1,622,656 shares of Common Stock and sole voting power over 1,414,655 shares of Common Stock. The information with respect to BlackRock, Inc. comes from the Schedule 13G/A filed with the SEC on January 29, 2024. The mailing address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(4)

Includes 75,000 shares owned by Martin Family December 2022 Trust and 92,259 shares owned by Douglas H. Martin Trust, as to which Mr. Martin, as sole Trustee of the trusts, has sole voting power and sole dispositive power. Also includes 47,077 shares owned through a Roth IRA account as to which Mr. Martin has sole voting and dispositive power. Information with respect to Mr. Doug Martin is based on his Form 4 filed on May 30, 2023.

To our knowledge, except as noted above, no person or entity is the beneficial owner of more than 5% of the voting power of Common Stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review and Approval of Related Party Transactions

The Board has adopted a written statement of policy with respect to all relationships and transactions in which our Company and our directors and executive officers or their immediate family members are participants. The Audit Committee reviews all related party relationships and transactions to determine whether such persons have a direct or indirect material interest, and if so, if the transactions are at arm’s length and are acceptable to the Board of Directors. Each related party transaction must be entered into on terms that are comparable to those that could be obtained as a result of arm’s length dealings with an unrelated third party to be approved and accepted by the Board of Directors. As required under SEC rules, transactions that are reportable under Item 404(a) of Regulation S-K are disclosed in our proxy statement. The Audit Committee reviews any related person transaction that is required to be disclosed as set forth in the preceding sentence. Since the beginning of fiscal year 2024, there have been no transactions reportable under Item 404(a) of Regulation S-K. In the course of its review of these relationships, the Audit Committee observes how each relates to a potential conflict of interest with the Company:

•	the nature of the related person’s interest in the transaction;

•	the material terms of the transaction, including, without limitation, the amount and type of transaction, and the timing of the entering of such transaction;

•	the importance of the transaction to the related person;

•	the importance of the transaction to the Company;

•	whether the transaction would impair the judgment of a director or executive officer to act in our best interest; and

•	any other matters the committee deems appropriate.

On December 18, 2023, in connection with its acquisition of W.S. Badcock LLC (“Badcock”), the Company, entered into an Amendment No. 1 (the “DDTL Amendment”) to Delayed Draw Term Loan and Security Agreement, dated as of July 31, 2023 (the “Term Loan Agreement”), by and among the Company, as parent and guarantor, the existing borrowers, and substantially concurrently with the closing of the DDTL Amendment, Badcock, pursuant to a joinder, as new borrower, Stephens Investments Holdings LLC (“Stephens Investments”) and Stephens Group, LLC and the other lenders party thereto from time to time, and Stephens Investments, as administrative agent. The DDTL Amendment, among other things: (a) consents to the consummation of certain transactions contemplated by the Investment Agreement, among the Company, Franchise Group Newco BHF, LLC, Badcock, Freedom VCM Interco Holdings, Inc. and Franchise Group, Inc., dated December 18, 2023; (b) extends the maturity date of the Term Loan Agreement to May 22, 2027; (c) provides for certain adjustments to the representations, warranties and covenants to incorporate the new borrower into the Term Loan Agreement; (d) added a minimum EBITDA financial covenant; and (e) provides for the ability of borrowers to prepay all or any portion of the amounts owed under the Term Loan Agreement, without a premium or penalty, subject to certain conditions, including demonstrating a trailing twelve-month EBITDA (on a pro forma basis) of the Company and its subsidiaries of no less than $185,000,000 and a trailing six-month liquidity (on a pro forma basis) of the Company and its subsidiaries of no less than $100,000,000. In addition, the DDTL Amendment (i) obligates the Company to solicit stockholder approval to issue the maximum amount of Non-Voting Common Stock upon exercise of the maximum number of warrants thereunder, (ii) if stockholder approval is received, obligates the Company to issue warrants under the Term Loan Agreement exercisable for non-voting common stock and (iii) if stockholder approval is received, clarifies that the provision of the Term Loan Agreement limiting the number of shares underlying warrants issued thereunder to no more than 19.99% of the outstanding shares of common stock issued and outstanding as of the date of the Term Loan Agreement does not apply to limit the number of shares of non-voting common stock issuable upon exercise of warrants.

Douglas H. Martin, a member of the Company’s Board of Directors, is a Senior Executive Vice President of Stephens Inc., financial advisor to the Company in connection with its acquisition of Badcock, and an affiliate of Stephens Investments Holdings LLC, one of the Lenders under the Term Loan Agreement. Stephens, Inc. was paid $4.5 million by the Company for its role as one of the Company’s financial advisors in connection with its acquisition of Badcock. Bob L. Martin, a member of the Company’s Board of Directors and Lead Independent Director, is an Operating Partner of The Stephens Group LLC, one of the Lenders under the Term Loan Agreement. Each of Stephens Inc, and its affiliates, and The Stephens Group LLC, and its affiliates, are significant stockholders of the Company.

The foregoing descriptions of the Investment Agreement and the DDTL Amendment are a summary of the material terms of such agreements, do not purport to be complete, and are qualified in their entirety by reference to the complete text of such agreements, copies of which are filed as Exhibit 2.1 and 10.6, respectively, to the Company’s Current Report on Form 8-K filed on December 21, 2023 and are incorporated herein by reference.

The Company also uses Stephens Insurance, a party related by common ownership with Stephen’s, Inc., a significant stockholder of the Company, for certain corporate insurance and related services and paid Stephens Insurance $284,231 in fiscal year 2024.

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Exchange Act requires that our directors, executive officers as well as other persons who own more than 10% of our outstanding Common Stock file initial reports of ownership and reports of changes in ownership of our Common Stock with the SEC. Officers, directors and other stockholders who own more than 10% of our outstanding Common Stock are required by the SEC to furnish us with copies of all Section 16(a) reports they file. These reports are required to be submitted by specified deadlines, and the Company is required to report in this proxy statement any failure by directors, officers and beneficial owners of more than ten percent of its Common Stock to file such reports on a timely basis during the Company’s most recent fiscal year or, in the case of such a failure that has not previously been so disclosed, prior fiscal years.

To our knowledge, based solely on a review of reports and information furnished to us by those persons who were directors, executive officers and/or the beneficial holders of 10% or more of our Common Stock at any time during fiscal year 2024 and upon representations from such persons, we believe that all stock ownership reports required to be filed under Section 16(a) by such reporting persons during fiscal year 2024 were timely made except for the Form 4 filed with respect to Mr. Miller on August 23, 2023.

STOCKHOLDERS SHARING THE SAME LAST NAME AND ADDRESS

To reduce the expense of delivering duplicate proxy materials to stockholders who may have more than one account holding our Common Stock but who share the same address, we have adopted a procedure approved by the SEC called “householding.” Under this procedure, certain stockholders of record who have the same address and last name, and who do not participate in electronic delivery of proxy materials, will receive only one copy of our Notice of Internet Availability of Proxy Materials and, as applicable, any additional proxy materials that are delivered until such time as one or more of these stockholders notifies us that they want to receive separate copies. This procedure reduces duplicate mailings and saves printing costs and postage fees, as well as natural resources. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

If you receive a single set of proxy materials as a result of householding, and you would like to have separate copies of our Notice of Internet Availability of Proxy Materials, annual report, or proxy statement mailed to you, please submit a request or notice, as applicable, to our Corporate Secretary at 2445 Technology Forest Blvd., Building 4, Suite 800, The Woodlands, Texas 77381, or call our Investor Relations department at (936) 230-5899, and we will promptly send you what you have requested. However, please note that if you want to receive a paper proxy or voting instruction form or other proxy materials for purposes of this year’s annual meeting, follow the instructions included in the Notice of Internet Availability of Proxy Materials that was sent to you. You can also contact our Investor Relations department at the phone number or address set forth above if you received multiple copies of the annual meeting materials and would prefer to receive a single copy in the future, or if you would like to opt out of householding for future mailings.

Conn’s, Inc.

2024 ANNUAL MEETING OF STOCKHOLDERS

May 30, 2024

FORM OF PROXY CARD

YOU CAN VOTE OVER THE INTERNET OR BY TELEPHONE

QUICK * EASY * IMMEDIATE * AVAILABLE * 24 HOURS A DAY * 7 DAYS A WEEK

Conn’s, Inc. encourages you to take advantage of convenient ways to vote. If voting by proxy, you may vote over the Internet, by telephone or by mail. Your Internet or telephone vote authorizes the named proxies to vote in the same manner as if you marked, signed, and returned your proxy card. To vote over the Internet, by telephone, or by mail, please read the accompanying proxy statement and then follow these easy steps:

VOTE BY INTERNET - www.proxyvote.com

Use the internet to transmit your voting instructions and for electronic delivery of information up until 11:59 PM Eastern Time on May 29, 2024. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE – (800) 690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 PM Eastern Time on May 29, 2024. Have your proxy card in hand when you call and then follow the instructions.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by Conn’s, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in the future.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717, or Conn’s Corporate Secretary, 2445 Technology Forest Blvd., Suite 800, The Woodlands, Texas 77381.

Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement, and Annual Report on Form 10-K are available at www.conns.com and www.proxyvote.com. By my signature below, I revoke all previous proxies and appoint Mark L. Prior or Timothy Santo as proxy, with full power of substitution and re-substitution, to represent and to vote, as designated below, all shares of Common Stock of Conn’s, Inc. that I held of record as of the close of business on April 1, 2024, at the 2024 annual meeting of stockholders to be held at 2445 Technology Forest Blvd., Building 4, Suite 800, The Woodlands, Texas 77381, on May 30, 2024, at 12:00 p.m. Central Daylight Time, or any postponements or adjournments thereof. The above named proxy is hereby instructed to vote as specified.

THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

PLEASE MARK YOUR VOTE IN THE BOXES BELOW USING DARK INK ONLY

Proposals:

	FOR	AGAINST	ABSTAIN

1. To elect the nine directors listed below:

Norman L. Miller	☐	☐	☐

Karen M. Hartje	☐	☐	☐

Ann B. Gugino	☐	☐	☐

James H. Haworth	☐	☐	☐

Bob L. Martin	☐	☐	☐

Douglas H. Martin	☐	☐	☐

William E. Saunders, Jr.	☐	☐	☐

William (David) Schofman	☐	☐	☐

Oded Shein	☐	☐	☐

	FOR	AGAINST	ABSTAIN

2. To ratify the Audit Committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2025.	☐	☐	☐

3. To approve, on a non-binding advisory basis, named executive officers’ compensation.	☐	☐	☐

IMPORTANT – This proxy must be signed and dated where provided on the reverse side.

If you execute and return this proxy it will be voted in the manner you have specified. If no specification is made, this proxy will be voted “FOR” each of the director nominees in Proposal 1, “FOR” Proposal 2, and “FOR” Proposal 3, “FOR” and in the discretion of the above named person acting as proxy on such other matters that may properly come before the meeting.

Please sign exactly as your name appears on this proxy. Joint owners should each sign. When signing as a fiduciary, such as an attorney, executor, administrator, trustee, guardian, etc., please give your full title as such. Please return this form of proxy promptly in the enclosed envelope.

The undersigned acknowledge(s) receipt of the Notice of 2024 annual meeting of stockholders and the Proxy Statement accompanying such Notice, each dated April 18, 2024.

Print Name	Print Name

Signature(s)	Signature(s)

Date	Date